     As filed with the Securities and Exchange Commission on April 7, 1998.
                           Registration No. 333-45979


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                Amendment No. 1
                                     to the
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933


                           -------------------------

                              UNITY HOLDINGS, INC.
                 (Name of Small Business Issuer in Its Charter)



         Georgia                              6021                              58-2350609
----------------------------       ----------------------------           ------------------------
     (State or Other                    (Primary Standard                    (I.R.S. Employer
     Jurisdiction of                Industrial Classification               Identification No.)
     Incorporation or                     Code Number)
      Organization)


                              Unity Holdings, Inc.
                                P.O. Box 200308
                        Cartersville, Georgia 30120-9006
                                 (770) 606-0555
         (Address and Telephone Number of Principal Executive Offices)

                           -------------------------

                              Unity Holdings, Inc.
                                P.O. Box 200308
                        Cartersville, Georgia 30120-9006
                                 (770) 606-0555
 (Address of Principal Place of Business or Intended Principal Place of Business)

                           -------------------------
                              Michael L. McPherson
                                   President
                              Unity Holdings, Inc.
                                P.O. Box 200308
                        Cartersville, Georgia 30120-9006
                                 (770) 606-0555
                             mikemcph@bellsouth.net
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           -------------------------


      Copies of all communications, including copies of all communications sent to agent for service, should be sent to:



      Michael L. McPherson                      Neil E. Grayson, Esq.
            President                Nelson Mullins Riley & Scarborough, L.L.P.
      Unity Holdings, Inc.              999 Peachtree Street, NE, Suite 1400
         P.O. Box 200308                     First Union Plaza Building
Cartersville, Georgia 30120-9006               Atlanta, Georgia 30309
         (770) 606-0555                            (404) 817-6000
       (770) 606-1855(Fax)                      (404) 817-6225 (Fax)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 33-________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 33 _________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

============================================================================================================

                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF             AMOUNT TO BE    OFFERING            OFFERING             AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED      PRICE PER SHARE     AGGREGATE PRICE(1)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value ...       1,000,000       $10.00            $10,000,000           $2,950(2)
------------------------------------------------------------------------------------------------------------
Warrants........................       1,000,000       $    0            $         0           $    0
============================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.


(2)      Previously paid.


         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                                   PROSPECTUS

                              UNITY HOLDINGS, INC.
                         A proposed holding company for
                              Unity National Bank
                         860,000 SHARES OF COMMON STOCK
                                      and
          140,000 Units, Each Consisting of One Share of Common Stock
              and One Warrant to Purchase a Share of Common Stock


         This Prospectus relates to the offer of a minimum of 740,000 and a maximum of 1,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), to be issued by Unity Holdings, Inc., a Georgia corporation (the "Company"), which has been organized to own all of the capital stock of Unity National Bank (the "Bank"). For each $10 purchase in the offering, each investor who is not an Organizer (as defined on page 3) of the Bank will receive one share of Common Stock. However, in recognition of the financial risks they have undertaken in organizing the Bank, for each $10 purchase each Organizer will receive a unit consisting of one share of Common Stock and one warrant to purchase an additional share of Common Stock (the "Units"). See "Management - Stock Warrants." The Organizers intend to purchase at least 140,000 shares of Common Stock in the offering. Therefore, the Company is offering up to 860,000 shares of Common Stock to non-Organizers and 140,000 Units to Organizers. However, the Organizers have reserved the right to purchase additional shares in the offering, including up to 100% of the shares offered hereunder if necessary to complete the offering, and each share purchased by an Organizer will be accompanied by a warrant for an additional share.

         Sale of the Common Stock will commence on or about __________,1998. This is a "best efforts" offering by the Company, and it will be terminated upon the sale of 1,000,000 shares or June 23, 1998, whichever occurs first, unless the offering is extended, at the discretion of the Company, for additional periods ending no later than August 31, 1999. However, the Organizers reserve the right to terminate the offering at any time after the sale of the minimum offering of 740,000 shares. Subscriptions are binding on subscribers and may not be revoked by subscribers without the consent of the Company. Proceeds of the offering will be deposited in an escrow account at First Tennessee Bank, as escrow agent, pending receipt of subscriptions and subscription proceeds for a minimum of 740,000 shares and satisfaction of certain other conditions of the offering. If these conditions are not met prior to the end of the offering period, all subscription proceeds held in escrow will be returned promptly to subscribers without interest.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE PROSPECTUS BEFORE SUBSCRIBING FOR SHARES. SUBSCRIBERS MUST REPRESENT IN THE SUBSCRIPTION AGREEMENT THAT THEY HAVE RECEIVED A COPY OF THIS PROSPECTUS. INVESTMENT IN THESE SECURITIES INVOLVES SIGNIFICANT RISK AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                           -------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED

BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


==============================================================================================================
                                                             Underwriting Discounts       Proceeds to the
                                       Price to Public(1)      And Commissions (2)           Company(3)
--------------------------------------------------------------------------------------------------------------
Per Share............................      $     10.00              $   0.50                 $     9.50
--------------------------------------------------------------------------------------------------------------
Per Unit.............................      $     10.00              $   0.00                 $    10.00
--------------------------------------------------------------------------------------------------------------
Total     (Minimum)..................      $ 7,400,000              $300,000                 $7,100,000
          (Maximum)..................      $10,000,000              $508,000                 $9,492,000
==============================================================================================================


(1) The offering price has been arbitrarily established by the Company. See "Risk Factors -- Offering Price."
(2) The offering will be made on a best-efforts basis by Attkisson, Carter & Akers as Sales Agent. The Sales Agent's commission for the minimum offering has been calculated at 5% with respect to all shares sold in the offering other than shares to be purchased by the Organizers, for which the Sales Agent will not receive any commission. The Organizers currently contemplate purchasing at least 140,000 shares in the offering. The Sales Agent will also receive a 5% commission for shares sold in excess of the minimum offering (subject to a maximum aggregate commission of $300,000 on the first 800,000 shares sold by the Sales Agent), except that at the Company's request the Sales Agent may syndicate the remaining offering, in which case the commission will be 8%. The commission for the maximum offering described above reflects the payment of an 8% commission on sales in excess of the minimum offering. The Company has agreed to indemnify the Sales Agent against certain civil liabilities, including liabilities under the Securities Act of 1933. See "The Offering."
(3) Before deducting expenses related to this offering, estimated to be approximately $65,000. See "Use of Proceeds -- By the Company."


(4) In recognition of the financial risks they have undertaken in organizing the Bank, for each $10 purchase in the offering each Organizer will receive a Unit consisting of one share of Common Stock and one warrant to purchase an additional share of Common Stock. The Warrants will be represented by warrant agreements entered into with each organizer. See "Management - Stock Warrants." The Organizers intend to purchase at least 140,000 shares of Common Stock in the offering.


                           -------------------------

                           ATTKISSON, CARTER & AKERS

               The date of this Prospectus is ____________, 1998.

                            REPORTS TO SHAREHOLDERS


         The Company is not a reporting company as defined by the Securities and Exchange Commission. The Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year and will distribute quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. The Company's fiscal year ends on December 31. The Company will also furnish such other reports as it may determine appropriate or as otherwise may be required by law.


                             ADDITIONAL INFORMATION

         The Company has filed with the Securities Exchange Commission ("SEC") a Registration Statement under the Securities Act of 1933, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

         The Company and the Organizers have filed or will file various applications with the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta, and the OCC. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta, and the OCC, is inconsistent with information presented in this Prospectus or provides additional information, such other information is superseded by the information presented in this Prospectus and should not be relied on. Projections appearing in the applications were based on assumptions that the Organizers believed were reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision.

                                    SUMMARY

         The following summary is qualified in its entirety by the more detailed information contained elsewhere in this Prospectus.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

THE COMPANY

         Unity Holdings, Inc. (the "Company") was incorporated under the laws of the State of Georgia on October 8, 1997, primarily to hold all of the capital stock of a proposed national bank, Unity National Bank (the "Bank"). The Company may not acquire the stock of the Bank without the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Neither the Company nor the Bank has any history of operations, nor will they commence any business until after the offering is completed. The Company will file an application for this approval once it has received preliminary approval from the OCC to organize the Bank. The Company initially will engage in no business other than owning and managing the Bank.

THE BANK


         The Organizers filed an application with the OCC in October 1997 to charter the Bank as a national bank. The Organizers have also filed an application with the Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance The Organizers have received preliminary approval of their applications from both the OCC and the FDIC. The Bank may not conduct its banking business until the OCC grants final approval of the Bank's application and issues the Bank a charter and the FDIC grants deposit insurance to the Bank. The issuance of a charter will depend, among other things, upon compliance with certain legal requirements that may be imposed by the OCC, including capitalization of the Bank with not less than $7,000,000. In order to receive deposit insurance, the Bank must also comply with certain legal requirements that may be imposed by the FDIC. Additionally, the Company must obtain the approval of the Federal Reserve Board to become a bank holding company before acquiring all the capital stock of the Bank. See "Risk Factors" and "Use of Proceeds."


         The Bank will initially consist of a main office in Cartersville and a branch office in Adairsville, Georgia. The Bank will engage in a general commercial and retail banking business, emphasizing the needs of small-to-medium sized businesses, professional concerns and individuals, primarily in Bartow County, Georgia as well as surrounding counties. Michael L. McPherson, the proposed President of the Bank, has over 20 years experience in the commercial banking industry in Bartow County. The Organizers believe that the combined banking experience of the Bank's President and the extensive business experience and contacts of the Organizers in the Bartow County area should create immediate business opportunities for the Bank. The Organizers presently are engaged in completing the tasks necessary to open the Bank during the second quarter of 1998 although no assurances can be given that the Bank will open for business or that the projected opening date can be achieved.
See "Proposed Business."

         The principal executive offices of both the Company and the Bank will be located at 950 Joe Frank Harris Parkway, SE, Cartersville, Georgia 30121. The address of the Adairsville branch will be 7450 Adairsville Highway, NW (Highway 140), Adairsville, Georgia 30103. The Company's telephone number is
(770) 606-0555.




THE ORGANIZERS

         The organizers of the Company and the Bank are Kenneth R. Bishop, Jerry W. Braden, Donald D. George, John S. Lewis, Sam R. McCleskey, Michael L. McPherson, Stephen A. Taylor, and B. Don Temples (the "Organizers"). Additional individuals may be added as Organizers, subject to regulatory approval. All of the Organizers will serve as directors of the Company and the Bank.

         Although there is no formal agreement to do so, the Organizers (together with members of their immediate families) intend to purchase an aggregate of at least 140,000 shares of the Common Stock to be sold in this offering equal to 19.7% of the minimum number of shares offered hereby and 14.0% of the maximum number of shares offered at a purchase price of $10.00 per share. In recognition of the financial risks incurred by the Organizers, the Company intends to issue each Organizer a warrant to purchase an additional share of Common Stock for each share he or she purchases (directly or indirectly, such as through an IRA account or through the name of a spouse or child) in the offering.

         The warrants, which will be represented by separate warrant agreements, will become exercisable on the later of the date the Bank opens for business or one year from the date of this prospectus and will be exercisable during the ten-year period following that date, at an exercise price equal to $10.00 per share. See "Management--Stock Warrants." The warrants and shares issued pursuant to the exercise of such warrants will be transferable, subject to compliance with applicable securities laws applicable to affiliates. See "Capital Stock--Shares Eligible for Future Sale." The Organizers may subscribe for up to 100% of the shares in the offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Each share purchased by an Organizer will be accompanied by a warrant for an additional share. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares.

         Because purchases by the Organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an Organizer's investment decision is shared by unaffiliated investors. See "The Offering" and "Management."

THE OFFERING

Securities Offered....     860,000 shares of the Common Stock of the Company,
                           par value $.01 per share 140,000 Units, consisting of one share of Common Stock and one Warrant to purchase an additional share of Common Stock

Offering Price........     $10.00 per share to individuals other than
                           Organizers $10.00 per Unit to Organizers


Use of Proceeds.......     The Company will use the net proceeds of the
                           offering to capitalize the Bank at $7,000,000 through the purchase of all of the capital stock of the Bank, (subject to regulatory approval); to pay the Company's organizational and pre-opening expenses, currently estimated to total approximately
                           $562,000; and to provide working capital. If sufficient proceeds are available, the Company may choose to capitalize the Bank at a level in excess of $7,000,000. If the Company raises in excess of the minimum offering, the Company plans to retain the excess sums at the holding company level and initially invest the sums in United States government securities or as a deposit at the Bank.
                           The Company may be required by the OCC or the FDIC to capitalize the Bank at a level in excess of $7,000,000, in which case the Company will have to receive net proceeds in excess of the minimum offering or obtain additional capital from another source. The Company has not sought any other source from which to obtain this capital, and there can be no assurances the Company would be able to do so.

                           IF THE CONDITIONS FOR RELEASING SUBSCRIPTION FUNDS FROM ESCROW ARE MET AND SUCH FUNDS ARE RELEASED BUT FINAL REGULATORY APPROVAL TO COMMENCE BANKING OPERATIONS IS NOT OBTAINED FROM THE OCC OR THE BANK DOES NOT OPEN FOR ANY OTHER REASON, IT IS POSSIBLE THAT SUBSCRIBERS COULD BE RETURNED AN AMOUNT LESS THAN THEIR ORIGINAL INVESTMENT. See "Risk Factors - Return of Less Than Subscription Amount." The Bank will use the net proceeds received from the sale of its stock to the Company to pay organizational and pre-opening expenses of the Bank (currently estimated to total approximately $150,000 and $350,000 respectively); install and lease a temporary facility for the main office (currently estimated to total approximately $48,000 through year-end 1998) construct and furnish buildings for the Bank's two offices (which the Organizers currently estimate will cost approximately $2,545,000); and provide working capital to be used for business purposes, including paying officers' and employees' salaries and making loans and investments. See "Use of Proceeds."


Conditions to
   Offering............    This offering will be terminated and no shares will
                           be issued and no subscription proceeds will be released to the Company unless on or before May 15, 1998 (unless extended by the Company for additional periods not to extend beyond August 31, 1999): (i) the Company has accepted subscriptions and payment in full for a minimum of 740,000 shares; (ii) the Company has obtained regulatory approval to acquire the stock of the Bank and thereafter to become a bank holding company; (iii) the Bank has received preliminary approval of its application for a charter from the OCC; and (iv) the FDIC has granted preliminary approval of the Bank's application for deposit insurance. Subscription proceeds for shares subscribed will be deposited promptly in an interest bearing escrow account with First Tennessee Bank and such proceeds may from time to time be invested in interest bearing savings accounts or short-term certificates of deposit issued by a bank.
                           Subscriptions are binding on subscribers and are irrevocable. Once the Company has met the conditions for the offering, the Escrow Agreement with First
                           Tennessee Bank will be terminated and any subscription proceeds accepted after satisfaction of the conditions but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. See "The Offering."

Plan of Distribution...    The Company has established a minimum investment by
                           any subscriber (together with his or her affiliates) of 100 shares and a maximum investment of 5% of the total number of shares sold in the offering, unless the Company, in its sole discretion, elects to waive these limits with respect to any subscriber.
                           Proceeds of the offering will be deposited in an escrow account at First Tennessee Bank, as escrow agent, pending receipt of subscriptions and subscription proceeds for a minimum of 740,000 shares and satisfaction of certain other conditions of the offering. The Company has engaged Attkisson, Carter & Akers as the Company's exclusive Sales
                           Agent to sell shares in the offering on a best-efforts basis. The Sales Agent will receive a 5% commission with respect to the first 740,000 shares it sells in the offering (but not including any shares to be purchased by the Organizers, for which the Sales Agent will not receive any commission). The Organizers currently contemplate purchasing at least 140,000 shares in the offering.
                           However, if the Sales Agent does not sell at least
                           740,000 shares within 90 days after the effective date of this Prospectus, then the Sales Agent's commission with respect to such 740,000 shares will only be 4%. The Sales Agent will also receive a 5%
                           commission for shares sold in excess of such 740,000 shares (subject to a maximum aggregate commission of $300,000 on the first 800,000 shares sold by the Sales Agent), except that at the Company's request the Sales Agent may syndicate the remaining offering, in which case the commission will be 8%.
                           The Company will also pay the Sales Agent's expenses in the offering, up to a maximum of $25,000.

RISK FACTORS

         An investment in the shares offered hereby involves certain risks, including, among others, lack of an operating history, dependence on key employees of the Bank, significant control of the Company by the Organizers, absence of an existing market for the Common Stock and lack of assurance that an active trading market in the Common Stock will develop, no intention to pay dividends in the foreseeable future, and competition from a number of other financial institutions with substantially greater financial and other resources than the Bank will have. See "Risk Factors."

                                  RISK FACTORS

         An investment in the shares offered hereby involves significant risks. A subscription for shares should be made only after careful consideration of the risk factors set forth below and elsewhere in this Prospectus, and should be undertaken only by persons who can afford an investment involving such risks. THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

RETURN OF LESS THAN SUBSCRIPTION AMOUNT

         The amounts paid by subscribers in this offering will be held in escrow until: (i) the Company has accepted subscriptions and payment in full for a minimum of 740,000 shares; (ii) the Company has obtained regulatory approval to acquire the stock of the Bank and thereafter to become a bank holding company; (iii) the Bank has received preliminary approval for its application for a charter from the OCC; and (iv) the FDIC has granted preliminary approval of the Bank's application for deposit insurance. If these conditions are not met by May 15, 1998, or by such subsequent date, (but not later than August 31, 1999), to which the offering may be extended by the Company, all subscriptions will be returned without interest. If these conditions are satisfied, the subscription amounts held in escrow may be paid to the Company and shares issued to subscribers. Once the Company has met the conditions for the offering, the Escrow Agreement with First Tennessee Bank will be terminated and any subscription proceeds accepted after satisfaction of the conditions but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. When the subscription funds are released to the Company, the Company will use a portion of the net proceeds to repay the Organizers for amounts advanced by them for organizational and pre-opening expenses and to repay a line of credit, guaranteed jointly and severally by the Organizers, which the Company has obtained to fund organizational and pre-opening expenses. If the offering is terminated prior to completion, subscription payments will be promptly returned by the Company to the subscribers without interest. Any expenses will be paid out of the interest earned on the subscription funds and to the extent that the interest earned on the subscription funds is not sufficient to pay such expenses the same will be paid by the Organizers.

         Under the OCC's policies, a newly chartered national bank must open for business within eighteen months of receipt of preliminary approval of its application for charter. If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the OCC or the Bank does not open for any other reason, the Company's board of directors (the "Board of Directors") intends to propose that the shareholders approve a plan to liquidate the Company. Upon such a liquidation, the Company would be dissolved and the Company's net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by the Company and the Bank, including the salaries of employees of the Bank and other pre-opening expenses) would be distributed to the shareholders. In such event, the Company will have incurred numerous expenses related to the organization of the Company and the Bank, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case shareholders may not be returned any amount.


RISK OF DELAY IN COMPLETION OF THE OFFERING

         The offering will be terminated upon the sale of 1,000,000 shares or on May 15, 1998, whichever occurs first, unless the offering is extended, at the discretion of the Company, for additional periods ending no later than August 31, 1999. The Company also reserves the right to terminate the offering at any time after the sale of 740,000 shares. Subscriptions are binding on subscribers and may not be revoked by subscribers without the consent of the Company. No subscription proceeds will be returned to subscribers unless the offering expires or is terminated by the Company before the issuance of shares and release of subscription proceeds to the Company. Subscribers will not have the right to receive interest on any subscription proceeds that are returned. As a result of these terms of the offering, subscribers bear the risk that the completion of the offering may be delayed until August 31, 1999, or that the offering may not be completed and that subscription proceeds will be returned without interest.

NEW ENTERPRISE

         The Company and the Bank currently are in the organizational stage and neither has any operating history. As a consequence, prospective purchasers of the shares have limited information on which to base an investment decision. As a bank holding company, the Company's profitability will depend upon the Bank's operations. The Bank's proposed operations are subject to the risks inherent in the establishment of any new business and those special issues which face banks. New banks incur substantial initial expenses and may not be profitable for several years after commencing business, if ever.

DEPENDENCE ON KEY EMPLOYEE

         As a new enterprise, the Company and the Bank will be materially dependent on the performance of Michael L. McPherson, who will be President and Chief Executive Officer of the Company and the Bank. The loss of Mr. McPherson's services or his failure to perform his management functions in the manner anticipated by the Organizers could have a material adverse effect on the Bank and the Company. See "Management." The Company has purchased key man life insurance on Mr. McPherson, the proceeds of which would be payable to the Company.

CONTROL OF THE COMPANY; PURCHASES BY ORGANIZERS


         The Organizers, all of whom will serve as directors of the Company and the Bank, and members of their immediate families, intend to purchase an aggregate of 140,000 shares, equal to 18.9% of the minimum number of shares offered hereby and 14.0% of the maximum number of shares offered hereby. In recognition of the financial risks they have undertaken in organizing the Bank, for each share of Common Stock an Organizer purchases (directly or indirectly) in the offering, the Organizer will also receive a warrant to purchase an additional share of Common Stock. In other words, for each $10 purchase in the offering, an Organizer will receive a Unit consisting of one share of Common Stock and a warrant to purchase an additional share of Common Stock (in contrast, for each $10 purchase in the offering, each investor who is not an Organizer will receive one share of Common Stock). See "Management -- Stock Warrants." Assuming that the Organizers purchase the indicated number of shares in this offering, and assuming all warrants issued in conjunction with shares purchased by the Organizers are exercised, the Organizers would own, as a group, 31.8% of the Common Stock to be outstanding upon the completion of this offering and exercise of the warrants if the minimum number of shares is sold and 24.6% of the Common Stock if the maximum number of shares is sold and the warrants exercised. Organizers may purchase additional shares in the offering in order to meet the minimum sales required in the offering. Organizers reserve the right, subject to regulatory approval, to purchase 100% of the shares of Common Stock being offered hereunder if necessary to complete the offering. Any such purchases will be for investment purposes and not for resale. As a result of the anticipated stock ownership in the Company by the Organizers as described above, together with the influence which may be exerted by such persons due to their positions as directors and officers of the Company and the Bank, the Organizers as a group will have substantial control of the Company and the Bank following the offering. Because purchases by the Organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an Organizer's investment decision is shared by unaffiliated investors.


         The warrants to be granted to the Organizers will be exercisable at a price of $10.00 per share for a period of ten years after this offering is terminated. As a result, the Organizers will have the opportunity to profit from any rise in the market value of the Common Stock or any increase in the net worth of the Company and can be expected to exercise the warrants, if at all, at a time when such exercise would result in the dilution of the interests of other investors purchasing shares in this offering. Furthermore, the exercise of a substantial number of warrants by the Organizers could adversely impact the market value of the shares. In addition, the terms on which the Company may be able to obtain additional capital could be adversely affected, and the holders of the warrants could possibly exercise the warrants at a time when the Company could obtain any needed capital by a new offering of securities on terms more favorable to the Company than those provided for by the warrants. See "Management -- Stock Warrants."


ARBITRARY OFFERING PRICE


         Because the Company is in organization, the offering price of $10.00 per share was determined by the Organizers without reference to traditional criteria for determining stock value such as book value or historical or projected earnings since such criteria are not applicable to companies with no history of operations. The price per share was set to enable the Company to raise gross proceeds of between $7,400,000 and $10,000,000 in this offering through the sale of a reasonable number of shares, and the price per share is essentially equivalent to the expected post-offering initial book value per share before deducting the organizational costs and expenses. No assurance is or can be given that any of the shares could be resold for the offering price or any other amount.

ABSENCE OF TRADING MARKET

         There currently is no market for the shares and, although the Company has filed a Registration Statement with the SEC in order to register the issuance of the shares under federal securities laws, it is not likely that any trading market will develop for the shares in the near future. There are no present plans for the Company's Common Stock to be traded on any stock exchange or in the over-the-counter market. Furthermore, the development of any trading market for the shares may be adversely impacted by purchases of large amounts of shares in this offering by the Organizers since shares purchased by such persons will generally not be freely tradable. As a result, investors who may need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales. In addition, sales of substantial amounts of Common Stock after the offering, by the Organizers or others, could adversely affect prevailing market prices. See "Description of Capital Stock Shares Eligible for Future Sale."

COMPETITION

         The banking business is highly competitive, and the Bank will encounter strong competition from other commercial banks, as well as from savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds, and other financial institutions operating in the Bartow County area and elsewhere. A number of these competitors are well established in the Bartow County area. Most them have substantially greater resources and lending limits, as well as a lower cost of funds, than the Bank and may offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits. In addition, non-depository institution competitors are generally not subject to the extensive regulations applicable to the Company and the Bank. Recent federal legislation permits commercial banks to establish operations nationwide, further increasing competition from out-of-state financial institutions. See "Proposed Business -- Competition" and "Supervision and Regulation." Although the Organizers believe that the Bank will be able to compete effectively with these institutions, no assurances can be given in this regard.

SUPERVISION AND REGULATION

         The banking industry is heavily regulated. The success of the Company and the Bank depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. These regulations are primarily intended to protect depositors, not shareholders. Regulation of the financial institutions industry is undergoing continued changes, and the ultimate effect of such changes cannot be predicted. In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted, and its effect is still being defined as regulations mandated by it are adopted by the Company's and the Bank's regulators. FDICIA and the regulations thereunder have increased the regulatory and supervisory requirements for financial institutions, which has resulted and will continue to result in increased operating expenses. Additional statutes affecting financial institutions have been proposed and may be enacted. Regulations now affecting the Company and the Bank may be modified at any time, and there is no assurance that such modifications will not adversely affect the business of the Company and the Bank. See "Supervision and Regulation."


ECONOMIC CONDITIONS BEYOND THE CONTROL OF THE COMPANY


         The success of the Company and the Bank will depend, to a certain extent, upon economic and political conditions, both local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, and other factors beyond the control of the Company and the Bank may adversely affect the Bank's deposit levels and loan demand and, therefore, the earnings of the Bank and the Company. Although the Organizers expect favorable economic development in the Bank's market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. See "Proposed Business."

NO DIVIDENDS FOR THE FORESEEABLE FUTURE


         The Company has no plans to pay any cash dividends to its shareholders in the foreseeable future. Since the Company and the Bank are both start-up operations and may incur initial losses, both the Company and the Bank intend to retain any earnings for the period of time management believes necessary to ensure the success of their operations. The Company will be dependent upon the Bank for its earnings and funds to pay dividends on the Common Stock. The payment of dividends by the Company and the Bank is also subject to legal and regulatory restrictions. Any payment of dividends by the Company in the future will depend on the Bank's earnings, capital requirements, financial condition, and other factors considered relevant by the Board of Directors. See "Dividend Policy," "Proposed Business," and "Supervision and Regulation."

LENDING LIMIT

         Under the National Bank Act, the Bank is limited in the amount it can loan a single borrower (including the borrower's related interests) by the amount of the Bank's capital. These limits will increase and decrease as the Bank's capital increases and decreases. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

DILUTION

         In recognition of their acceptance of the financial risks incurred in connection with the organization of the Company and the Bank, the Organizers will be granted, for nominal consideration, warrants to purchase one share of Common Stock for each share purchased by them in this offering. See "Management -- Stock Warrants." Assuming that the Organizers purchase the indicated number of shares in this offering, and assuming all warrants issued in conjunction with shares purchased by the Organizers are exercised, the Organizers would own, as a group, 31.8% of the Common Stock to be outstanding upon the completion of this offering and exercise of the warrants if the minimum number of shares is sold and 24.6% of the Common Stock if the maximum number of shares is sold and the warrants exercised. After the offering, the Company expects (subject to shareholder approval or ratification) to adopt a stock option plan which will permit the Company to grant options to officers, directors, key employees, advisors, and consultants of the Company. The Company anticipates that it will initially authorize the issuance of up to 150,000 shares under the stock option plan. This plan would include the options the Company will be obligated to issue to Mr. McPherson under the terms of the Employment Agreement. Exercise of these options could have a dilutive effect on the shareholders' interest in the Company's earnings and book value. In addition, the Company may issue additional options or shares of Common Stock or preferred stock in the future. Any such stock offering by its nature could be dilutive to the holdings of purchasers in this offering.

ANTI-TAKEOVER MEASURES

         The Company has certain anti-takeover defenses in place, including:
(i) certain provisions relating to meetings of shareholders; (ii) the ability of the Board of Directors to issue additional shares of common stock and preferred stock authorized in the Articles of Incorporation without shareholder approval; (iii) a staggered board of directors; and (iv) a provision in the Company's bylaws providing that individuals affiliated with business competitors of the Company may not qualify to serve on the Company's Board of Directors; (v) the Company's adoption of the Georgia "Fair Price" statute; (vi) certain nomination requirements for directors; and (vii) the Company's adoption of the Georgia "Business Combination" statute. Any of these measures may impede the takeover of the Company without the approval of the Company's board of directors. See "Description of Securities -- Certain Anti-Takeover Effects."


RISKS ASSOCIATED WITH THE YEAR 2000

         Like many financial institutions, the Company and the Bank will rely upon computers for the daily conduct of their business and for information systems processing. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. The Company and the Bank will generally rely on software and hardware developed by independent third parties to provide the information systems used by the Company and the Bank. The Company intends to seek assurances about the Year 2000 compliance with respect to any third party hardware or software system it intends to use. The Company believes that its internal systems and software and the network connections it will maintain will be adequately programmed to address the Year 2000 issue. Based on information currently available, management does not believe that the Company or the Bank will incur significant costs in connection with the year 2000 issue. Nevertheless, there can be no assurances that all hardware and software that either the Company or the Bank uses will be Year 2000 compliant, and the Company cannot predict with any certainty the costs the Company or the Bank will incur to respond to any Year 2000 issues. Further, the business of many of the Bank's customers may be negatively affected by the Year 2000 issue, and any financial difficulties incurred by the Bank's customers in solving Year 2000 issues could negatively affect such customer's ability to repay any loans which the Bank may have extended. Therefore, even if the Company and the Bank do not incur significant direct costs in connection with responding to the year 2000 issue, there can be no assurance that the failure or delay of the Bank's customers or other third parties in addressing the Year 2000 issue or the costs involved in such process will not have a material adverse effect on the Bank's business, financial condition and results of operations.



THE OFFERING


GENERAL


         The Company is offering for sale a minimum of 740,000 shares and a maximum of 1,000,000 shares of its Common Stock at a price of $10.00 per share to raise gross proceeds of between $7,400,000 and $10,000,000 for the Company. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares and the maximum purchase is 5% of the offering unless the Company, in its sole discretion, accepts a subscription for a lesser or greater number of shares.


         Although there is no formal agreement to do so, the Organizers (together with members of their immediate families) intend to purchase an aggregate of at least 140,000 shares of the Common Stock to be sold in this offering. The Organizers may subscribe for up to 100% of the shares in the offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. See "Description of Capital Stock of the Company -- Shares Eligible for Future Sale." Because purchases by the Organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an Organizer's investment decision is shared by unaffiliated investors. See "Management."


         Subscriptions to purchase shares will be received until midnight, Atlanta, Georgia time, on May 15, 1998, unless all of the shares are earlier sold or the offering is earlier terminated or extended by the Company. See "Conditions to the Offering and Release of Funds." The Company reserves the right to terminate the offering at any time or to extend the expiration date for additional periods not to extend beyond August 31, 1999. The date the offering terminates is referred to herein as the "Expiration Date." No written notice of an extension of the offering period need be given prior to any extension and any such extension will not alter the binding nature of subscriptions already accepted by the Company. Once the Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), it will file quarterly reports on Form 10-Q and will make such documents available to subscribers who request a copy. In addition, the Company intends to provide quarterly communications to all subscribers which will include information concerning any extensions of the offering. Extension of the Expiration Date might cause an increase in the Company's organizational and pre-opening expenses and in the expenses incurred with this offering. The Company has engaged the Sales Agent to effectuate the sales of these securities. See "Plan of Distribution."

         Following acceptance by the Company, subscriptions will be binding on subscribers and may not be revoked by subscribers except with the consent of the Company. In addition, the Company reserves the right to cancel accepted subscriptions at any time and for any reason until the proceeds of this offering are released from escrow (as discussed in greater detail in "Conditions to the Offering and Release of Funds" below), and the Company reserves the right to reject, in whole or in part and in its sole discretion, any subscription. The Company may, in its sole discretion, allocate shares among subscribers in the event of an oversubscription for the shares. In determining which subscriptions to accept, in whole or in part, the Company may take into account any factors it considers relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank, and the Company's desire to have a broad distribution of stock ownership. If the Company rejects any subscription, or accepts a subscription but in its discretion subsequently elects to cancel all or part of such subscription, the Company will refund promptly the amount remitted that corresponds to $10.00 multiplied by the number of shares as to which the subscription is rejected or canceled. Certificates representing shares duly subscribed and paid for will be issued by the Company promptly after the offering conditions are satisfied and escrowed funds are delivered to the Company.

CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS

         Subscription proceeds accepted by the Company for the initial 740,000 shares subscribed for in this offering will be promptly deposited in an escrow account with the Escrow Agent until the conditions to this offering have been satisfied or the offering has been terminated. The offering will be terminated, no shares will be issued, and no subscription proceeds will be released from escrow to the Company, unless on or before the Expiration Date (i) the Company has accepted subscriptions and payment in full for a minimum of 740,000 shares; and (ii) the Company has obtained approval of the Federal Reserve and the Georgia Department of Banking and Finance to acquire the capital stock of the Bank and thereafter to become a bank holding company. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital.

         If the above conditions are not satisfied by the Expiration Date or the offering is otherwise earlier terminated, accepted subscription agreements will be of no further force or effect and the full amount of all subscription funds will be returned promptly to subscribers, without interest. The Company will retain any interest earned thereon to repay the expenses incurred by the Organizers in organizing the Company and the Bank. Any expenses not paid with such interest will be paid by the Organizers.

         The Escrow Agent has not investigated the desirability or advisability of an investment in the shares by prospective investors and has not approved, endorsed, or passed upon the merits of an investment in the shares. Subscription funds held in escrow will be invested in interest-bearing savings accounts, short-term United States Treasury securities, FDIC-insured bank deposits, or such other investments as the Escrow Agent and the Company shall agree. The Organizers do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the Expiration Date of the offering.

         If the above conditions are satisfied, the subscription amounts held in escrow may be paid to the Company and shares issued to subscribers. Once the Company has met the conditions for the offering, the Escrow Agreement will be terminated, and any subscription proceeds accepted after satisfaction of the conditions before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. When the subscription funds are released to the Company, the Company will use a portion of the proceeds to repay the Organizers the amounts advanced by them for organizational and offering expenses.

         If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the OCC or the Bank does not open for any other reason, the Board of Directors intends to propose that the shareholders approve a plan to liquidate the Company. Upon such a liquidation, the Company would be dissolved and the Company's net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by the Company and the Bank, including the salaries of employees of the Bank and other pre-opening expenses) would be distributed to the shareholders. In such event, the Company will have incurred numerous expenses related to the organization of the Company and the Bank, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case shareholders may not be returned any amount.


OFFERING PRICE OF SHARES AND EXERCISE PRICE OF WARRANTS



         Because the Company is in organization, the offering price of $10.00 per share was determined by the Organizers without reference to traditional criteria for determining stock value such as book value or historical or projected earnings since such criteria are not applicable to companies with no history of operations. The price per share was set to enable the Company to raise gross proceeds of between $7,400,000 and $10,000,000 in this offering through the sale of a reasonable number of shares, and the price per share is essentially equivalent to the expected post-offering initial book value per share before deducting the organizational costs and expenses. The exercise price of $10.00 per share for the warrants to be granted to the Organizers was determined in order to compensate the Organizers for the financial risks of advancing organizational and offering expenses by allowing the Organizers to profit from any rise in the market value of the Common Stock or in any increase in the net worth of the Company.


PLAN OF DISTRIBUTION

         The Company has engaged Attkisson, Carter & Akers as the Company's exclusive Sales Agent to sell shares in the offering on a best-efforts basis. The Sales Agent will receive a 5% commission with respect to the first 740,000 shares it sells in the offering (but not including any shares to be purchased by the Organizers, for which the Sales Agent will not receive any commission). The Organizers currently contemplate purchasing at least 140,000 shares in the offering. However, if the Sales Agent does not sell at least 740,000 shares within 90 days after the effective date of this Prospectus, then the Sales Agent's commission with respect to such 740,000 shares will only be 4%. The Sales Agent will also receive a 5% commission for shares sold in excess of such 740,000 shares (subject to a maximum aggregate commission of $300,000 on the first 800,000 shares sold by the Sales Agent), except that at the Company's request the Sales Agent may syndicate the remaining offering, in which case the commission will be 8%. The Company will also pay the Sales Agent's expenses in the offering, up to a maximum of $25,000.

         The Agency Agreement provides that the Company will indemnify the Sales Agent and controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933. The Company has the right to terminate the Agency Agreement after 90 days after execution of the agreement. In such event, offers and sales may be made on behalf of the Company by certain of its officers and directors, or the Company may engage one or more other broker dealers to make sales on its behalf. The Company does not currently have any other arrangements in place.


         All subscribers' checks must be made payable to the Escrow Agent. See "How to Subscriber." The Sales Agent will transmit all such checks directly to the Escrow Agent by non of the next business day after receipt. The escrowed funds will be invested only in investments permissible under SEC Rule 15c 2-4.



         The Company has engaged Banc Services Corporation (the "Consultant") as an investment banking and marketing consultant for the offering. The Consultant is an affiliate of the Sales Agent. The Consultant will receive a fee of $20,000, which will be deducted from the gross commission due to the Sales Agent at the closing of the offering. The Consultant will provide services including; (i) creation of a marketing plan and supporting documentation such as a slide presentation, tombstone advertisement and computer database on prospects and (ii) market research on stock performance and acquisition activity.


         In addition, the Consultant was engaged by an unrelated firm on a subcontracting basis to assist in the preparation and filing of regulatory applications in connection with the formation of the Bank and the Company. The Consultant was paid an additional $30,000 for these services.

HOW TO SUBSCRIBE

         Shares may be subscribed for by delivering the subscription agreement (the "Subscription Agreement") attached hereto as Exhibit A, completed and executed, to the Sales agent, on or prior to the Expiration Date. Subscribers should retain a copy of the completed Subscription Agreement for their records. The subscription price is due and payable when the Subscription Agreement is delivered. Payment must be made in United States dollars by cash or by check, bank draft or money order drawn to the order of First Tennessee Bank, Escrow Account for Unity Holdings, Inc. in the amount of $10.00 multiplied by the number of shares subscribed for.



                                USE OF PROCEEDS


BY THE COMPANY

         Upon satisfaction of all of the conditions discussed in "The Offering -- Conditions to the Offering and Release of Funds" all subscription funds held in escrow will be released and will become capital of the Company. The gross proceeds to the Company from the sale of the shares offered hereby will be between $7,400,000 and $10,000,000. The Company has established a $500,000 line of credit (the "Note") with First Tennessee Bank. The proceeds of the Note will be used to defray pre-opening and organizational expenses. The Note is due on August 15, 1998 and bears an interest rate at the lender's base rate (8.5% at December 31, 1997). The Organizers have jointly and severally guaranteed the Note. As of December 31, 1997, the Company had drawn $191,239 against the line of credit. The money is being used for pre-opening expenses and organizational and offering costs. Upon the successful completion of the offering, the Company will use the proceeds to retire the debt. The Company will also use a portion of the offering proceeds to pay the Sales Agent's commissions and to pay (or reimburse the organizers for) the organizational and offering expenses of the Company and the organizational and pre-opening expenses of the Bank (which are described in the following section) through the date of the release of funds held in escrow. The organizational and offering expenses of the Company will consist primarily of legal, accounting, marketing, and printing expenses, and the Company anticipates that they will not exceed $65,000. The Sales Agent's commission for the minimum offering has been calculated at 5% with respect to all shares sold in the offering other than shares to be purchased by the Organizers, for which the Sales Agent will not receive any commission. The Organizers currently contemplate purchasing at least 140,000 shares in the offering. The Sales Agent will also receive a 5% commission for shares sold in excess of the minimum offering (subject to a maximum aggregate commission of $300,000 on the first 800,000 shares sold by the Sales Agent), except that at the Company's request the Sales Agent may syndicate the remaining offering, in which case the commission will be 8%. The commission for the maximum offering described below reflects the payment of an 8% commission on sales in excess of the minimum offering. After payment of these expenses, the Company will use $7,000,000 of the gross proceeds to purchase all of the capital stock of the Bank. The Company will retain the balance of the proceeds and initially invest the sums in United States government securities or as a deposit with the Bank. In the long-term, the Company will use the sums for working capital and other general corporate purposes, including payment of expenses of the Company and the provision of additional capital for the Bank, if necessary. The Company may also use such proceeds for potential expansion opportunities, such as the establishment of additional branches or, the acquisition of other financial institutions. The Company does not currently have any definitive plans regarding any such expansion possibilities.


         The following table sets forth the use of the net proceeds of this offering by the Company if the minimum number of shares are sold in this offering and if the maximum number of shares are sold in this offering.



                                                                    Minimum                      Maximum
                                                                  Offering (1)                 Offering (2)
                                                                  ------------                 ------------
Gross proceeds from offering.......................               $  7,400,000                 $ 10,000,000
Repayment of line of credit, reflecting payment of
organizational and offering expenses...............                   (65,000)                      (65,000)
Sales Agent's commission...........................                  (300,000)                     (508,000)
Investment in stock of the Bank....................                (7,000,000)                   (7,000,000)
Remaining proceeds.................................               $    35,000                  $  2,427,000
                                                                  ===========                  ============


----------------------------


(1)   Assumes that 740,000 shares of Common Stock are sold in this offering.
(2)   Assumes that 1,000,000 shares of Common Stock are sold in this offering.


BY THE BANK


         The Bank will use approximately $425,000 of the proceeds it receives from the sale of its stock to the Company to reimburse the Company for amounts advanced by the Company to pay organizational and pre-opening expenses of the Bank, including amounts funded by the Company with advances from the Organizers, which the Company will in turn repay to the Organizers. Organizational expenses of the Bank, estimated at $95,000, include consulting fees, expenses for market analysis and feasibility studies, and legal fees and expenses. Pre-opening expenses, estimated at $330,000, include officers' and employees' salaries and benefits estimated at $210,000 (assuming the Bank opens for business on its target date of July 1, 1998). The Bank expects to use approximately $20,000 for set-up and site work at its Cartersville temporary facility and $17,000 the Adairsville temporary facility, plus approximately $3,800 per month to lease the Cartersville temporary facility and $2,800 for the Adairsville temporary facility, (or $52,800 over eight months for both offices). In addition, the

Bank will use approximately $845,000 for the purchase and initial preparation of the site of the main facility and $300,000 for the branch facility, and approximately $1,000,000 for construction of the Bank's permanent headquarters and $400,000 for construction of the branch facility. The Bank will use approximately $497,200 for furniture, fixtures, and equipment for the Bank's facilities. The balance of the proceeds to be received by the Bank, estimated at approximately $3,443,000, will be used for loans to customers, investments and other general corporate purposes.


         The following table depicts the use of proceeds by the Bank. All proceeds received by the Bank will be in the form of an investment by the Company in the Bank's common stock. The initial amount of the Company's investment will not vary based on the number of shares sold in this offering.


Investment by the Company in the Bank's common stock..................................   $ 7,000,000
Repayment of line of credit, reflecting payment of                                          (425,000)
  organizational and pre-opening expenses of the Bank.................................
Installation and lease of the temporary facilities(1).................................       (89,800)
Furniture, fixtures and equipment.....................................................      (497,200)
Purchase of Bank sites and initial site preparation...................................     1,145,000)
Construction of Bank's permanent facilities...........................................    (1,400,000)
                                                                                          ----------
Remaining proceeds....................................................................    $ 3,443,000  (2)
                                                                                          ===========



----------------------------

(1) This amount includes approximately $20,000 for set-up and site work for the temporary facility, plus approximately $3,800 per month to lease the Cartersville office temporary facility and $2,800 for the Adairsville temporary facility (or an aggregate of $52,800 for both facilities from May 1, 1998 to December 31, 1998).
(2) This amount is to be used by the Bank for loans to customers, investments and other general corporate purposes.

         Although the amounts set forth above provide an indication of the proposed use of funds based on the Organizers' plans and estimates, actual expenses may vary from the estimates. These estimates were based on assumptions that the Organizers believed were reasonable, but as to which no assurances can be given. The Organizers believe that the estimated minimum net proceeds of the offering will satisfy the cash requirements of the Company and the Bank for their respective first three years of operations and that neither the Company nor the Bank will need to raise additional funds for operations during this period, but there can be no assurance that this will be the case.

                                 CAPITALIZATION


         The following table sets forth the capitalization of the Company as of December 31, 1997, and the pro forma consolidated capitalization of the Company and the Bank, as adjusted to give effect to the sale of the minimum of 740,000 shares in this offering. The Bank has established July 1, 1998 as the target date for opening the Bank; accordingly, the "As Adjusted" column reflects estimated pre-opening expenses of the Company and the Bank through such date.


                                                                                      As
         Shareholders' Equity                                     December            --
         --------------------                                     31, 1997         Adjusted
                                                                  ---------       ----------
Preferred  Stock,  par value  $.01 per  share;  10,000,000        $    ----       $     ----
shares authorized; no shares issued and outstanding


Common Stock, par value $.01 per share:  10,000,000 shares             ----            7,400
authorized;  10 shares issued and outstanding(1);  740,000
shares  issued  and   outstanding  as  adjusted   (minimum
offering)

Additional paid-in capital(2)                                           100        7,327,600


Deficit accumulated during the pre-opening stage(3)                 (38,767)        (330,000)
                                                                  ---------       ----------
Total shareholders' equity (4)                                    $ (38,667)      $7,005,000
                                                                  =========       ==========


--------------------

(1) Michael L. McPherson, an Organizer of the Company, was issued ten shares of Common Stock upon the organization of the Company which will be redeemed for $10.00 per share (the price at which they were issued) upon the first issuance of shares offered hereby. The stated capital for ten shares is $.10.
(2) The expenses of the offering will be charged against this account. Expenses are estimated to be $65,000 and this amount was used in the calculation of the amount shown in the "As Adjusted" column.


(3) The deficit results from the expensing of estimated pre-opening expenses. As of December 31, 1997, approximately $38,767 of pre-opening expenses and $74,490 of capitalizable organizational costs had been incurred on behalf of the Company and the Bank, and the Company's total accumulated shareholder's deficit was $38,767. The Organizers estimate that a total of $330,000 of pre-opening expenses, $95,000 of organizational costs, and up to $497,200 of capitalizable property costs for the purchase of furniture, fixtures, and equipment are expected to be incurred by the Company and the Bank prior to the commencement of operations (assumed to occur in July 1998). However, no assurances can be given that the Bank will open by this date or at all, and the amount of pre-opening expenses and organizational costs could ultimately be greater than currently estimated. Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The Company will retain any interest earned on subscription payments held in escrow prior to conclusion of the offering. This interest will be used to help offset the deficit accumulated during the pre-opening stage, but the figures shown above do not include any estimate of the interest which may be earned.
(4) The shareholders are likely to experience additional dilution due to operating losses expected to be incurred during the initial years of the Bank's operations.



                                DIVIDEND POLICY

         The Board of Directors of the Company expects initially to follow a policy of retaining any earnings to provide funds to operate and expand the business. Consequently, it is unlikely that any cash dividends will be paid in the near future. The Company's ability to pay any cash dividends to its shareholders in the future will depend primarily on the Bank's ability to pay dividends to the Company. In order to pay dividends to the Company, the Bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation -- The Bank -- Dividends" and "Supervision and Regulation -- Capital Regulations." In addition to the availability of funds from the Bank, the future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.


                               PLAN OF OPERATION



         The Company was formed to organize and own all of the capital stock of Unity National Bank. The Company intends initially to engage only in the business of owning and managing the Bank. The Bank will focus its core business on conducting a general commercial banking business in its service area, emphasizing the banking needs of small-to-medium sized businesses, professional concerns and individuals. The Organizers filed an application with the OCC in October 1997 to charter the Bank as a national bank. The OCC granted preliminary approval of the Bank's charter in February 1998. The issuance of a charter will depend, among other things, upon compliance with certain legal requirements that may be imposed by the OCC, including capitalization of the Bank with at least $7,000,000. Additionally, the Company must obtain the approval of the Federal Reserve Board and the Georgia Department of Banking and Finance to become a bank holding company before acquiring the capital stock of the Bank. The Bank has also filed an application with the FDIC for deposit insurance. The FDIC has granted preliminary approval of the deposit insurance application for the Bank.

         As of December 31, 1997, the Company had total assets of $156,900, consisting primarily of deferred organization costs ($74,490) and other assets ($78,439). The Company incurred a net loss of $38,767 for the period from inception to December 31, 1997. At December 31, 1997, the Company was totally funded by proceeds from a $500,000 line of credit, of which the balance as of December 31, 1997 was $191,239. The line of credit was signed by the Organizers, other than Mr. McPherson, on August 13, 1997, accrues interest at the lender's base rate (8.50% at December 31 1997) payable quarterly with a final maturity date of August 15, 1998, and is guaranteed by those Organizers. Subsequent to the execution of the Mr. McPherson's employment contract, he also guaranteed the line of credit. Management believes that the current level of capitalization is adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

         The Company has entered into a five year employment agreement with Mr. McPherson to serve as its President and Chief Executive Officer with an effective date of December 12, 1997. The agreement continues to December 31, 2002 and provides for an initial annual base salary of $90,700 during the organization stage and an annual salary of $110,000 subsequent to the opening of the Bank.

         The Company has entered into a sales contract for land upon which the Bank's office will be constructed. The contract required earnest money to be paid at the effective date of the contract in the amount of $50,000, which will be applied to the $841,000 purchase price of the land. The contract allows the Company to extend the initial closing date from November 10, 1997 through July 10, 1998 by purchasing an option on the 10th of each month for $5,000. As of December 31, 1997 the company had paid $50,000 of earnest money and $10,000 in purchase options. In addition, the Company has purchased options in the amount of $10,000 and $4,000 for the purchase of land in the amount of $225,000 and $70,000, respectively.

         Upon the completion of the sale of common stock and opening of the Bank, incurred organization costs, estimated to be $150,000 (consisting principally of legal, regulatory, consulting and incorporation fees), will be deferred and amortized over the Company's initial 60 months of operations. Offering expenses, estimated to be $65,000 (consisting principally of direct incremental costs of the stock offering), will be deducted from the proceeds of the offering, and pre-opening expenses, estimated to be $350,000 (consisting principally of salaries, overhead and other operating costs), will be charged against the initial period's operating results.

          The Bank's main office will be located in Cartersville at 950 Joe Frank Harris Parkway, at the corner of Joe Frank Harris Parkway and Market Place Boulevard. The Bank will initially operate out of a temporary facility at this location while its permanent facility is under construction. The Bank will also provide automated teller services to its customers at the Cartersville office. The Bank also intends to open a branch office in Adairsville at 7450 Adairsville Highway, NW (Highway 140), Adairsville, Georgia 30103. The Bank expects to open the Adairsville office in a temporary facility in the summer of 1998, moving into a permanent facility in early 1999. The Bank will also provide automated teller services to its customers at the Adairsville office.

         Like many financial institutions, the Company and the Bank will rely upon computers for the daily conduct of their business and for information systems processing. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. The Company and the Bank will generally rely on software and hardware developed by independent third parties to provide the information systems used by the Company and the Bank. The Company intends to seek assurances about the Year 2000 compliance with respect to any third party hardware or software system it intends to use. The Company also believes that its other internal systems and software and the network connections it will maintain will be adequately programmed to address the Year 2000 issue. Based on information currently available, management does not believe that either the Company or the Bank will incur significant costs in connection with the year 2000 issue. Nevertheless, there can be no assurances that all hardware and software that the Company or the Bank uses will be Year 2000 compliant, and the Company cannot predict with any certainty the costs the Company and the Bank will incur to respond to any Year 2000 issues.

                               PROPOSED BUSINESS

GENERAL

         The Company was incorporated under the laws of Georgia on October 8, 1997, primarily to own and control all of the capital stock of the Bank. The Company initially will engage in no business other than owning and managing the Bank. The Organizers have chosen a holding company structure under which the Company will acquire all of the stock of the Bank because, in the Organizers' judgment, the holding company structure provides flexibility that would not otherwise be available.

         The holding company structure can assist the Bank in maintaining its required capital ratios because, subject to compliance with Federal Reserve Board debt guidelines, the Company may borrow money and contribute the proceeds to the Bank as primary capital. Moreover, a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. Although the Company has no present intention of engaging in any of these activities, if circumstances should lead the Company's management to believe that there is a need for these services in the Bank's market area and that such activities could be profitably conducted, management of the Company would have the flexibility of commencing these activities upon filing a notice or application therefor with the Federal Reserve Board.

         The Bank is being organized as a national bank under the laws of the United States and, subject to regulatory approval, the Bank will engage in a commercial banking business with deposits insured by the FDIC. The Bank may not commence business until the OCC issues a charter for the Bank and the FDIC grants deposit insurance to the Bank. There is no assurance that the Bank will be successful in receiving regulatory approval and satisfying any conditions that may be imposed upon the Bank by the OCC or the FDIC prior to the commencement of its business.

LOCATION AND SERVICE AREA

         The Bank plans to conduct a general commercial banking business in its service area, emphasizing the banking needs of small-to-medium sized businesses, professional concerns and individuals. The Bank proposes to operate from a main office in Cartersville, Georgia that will be located at the corner of Joe Frank Harris Parkway and Market Place Boulevard, S.E. in Cartersville, Georgia and a branch office to be located at 7450 Adairsville Highway, NW, Adairsville, Georgia 30103. See "Facilities" below. The Organizers expect that the Bank will draw most of its customer deposits and conduct most of its lending transactions from within a primary service area of Bartow County, Georgia, with a secondary market which includes the cities of Canton, Calhoun, and Rome.

         Bartow County is located in northwest Georgia, approximately 40 miles from the city of Atlanta. Bartow County, which had a population of 64,000 in 1996 and a median effective buying income per household of $32,358, includes the cities of Cartersville, Adairsville, Emerson, Kingston, Stilesboro, Taylorville and White. Bartow County is generally rectangular in shape and the main office of the Bank will be located in Cartersville, which is close to the southeast corner of the county. To the east and south of Cartersville is Lake Allatoona, which is a natural barrier to the remainder of that part of the county and to a portion of adjacent counties. The primary thrust of the new Bank will be the Cities of Cartersville and Adairsville which are located in the northern and southern parts of Bartow County and will provide access for residents of the entire county.

         According to data provided by the Georgia Department of Labor, which was compiled in 1995, there are 1,241 businesses in Bartow County subject to unemployment insurance laws. Bartow County, like many small communities, has many small businesses that are not subject to unemployment insurance laws and are not reflected in this data. There are 109 manufacturing companies, 149 construction companies, 285 retail companies, 114 wholesale companies, 74 transportation and public utility companies and 355 service companies in Bartow County. The largest employers in the county include Shaw Industries, Inc. (carpet manufacturer) 1,933; Bartow County Board of Education, 1,400; First Brands Corporation (plastic extruding company), 630; Bartow County Government, 600; Goodyear Tire and Rubber Co. (tire manufacturer), 569; Wal-Mart Stores (retail sales), 529; and nine other businesses with between 110 employees and 493 employees in industries such as beer manufacturing, steel manufacturing, medical facility, public utility, and carpet manufacturer.

DEPOSITS

         The Bank intends to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, commercial accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the Bank's principal market area at rates competitive to those offered in the Bartow County area. In addition, the Bank intends to offer certain retirement account services, such as Individual Retirement Accounts
(IRAs). The Bank intends to solicit these accounts from individuals, businesses, associations and organizations, and governmental authorities.

LENDING ACTIVITIES

         General. The Bank intends to emphasize a range of lending services, including real estate, commercial and consumer loans, to individuals and small- to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in the Bank's market area.

         Real Estate Loans. The Organizers expect that one of the primary components of the Bank's loan portfolio will be loans secured by first or second mortgages on real estate. These loans will generally consist of commercial real estate loans, construction and development loans, and residential real estate loans (but will exclude home equity loans, which are classified as consumer loans). Loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter term loans. The Bank will generally charge an origination fee. Management will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, the Bank will typically require personal guarantees of the principal owners of the property backed with a review by the Bank of the personal financial statements of the principal owners. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of the Bank's borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate. The Bank will compete for real estate loans with a number of bank competitors which are well established in the Bartow County area. Most of these competitors have substantially greater resources and lending limits than the Bank. As a result, the Bank may have to charge lower interest rates to attract borrowers. See " -- Competition" below. The Bank may also originate loans for sale into the secondary market. The Bank intends to limit interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.


         Commercial Loans. The Bank will make loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. The principal economic risk associated with each category of anticipated loans, including commercial loans, is the creditworthiness of the Bank's borrowers. The risks associated with commercial loans vary with many economic factors, including the economy in the Bartow County area. The well-established banks in the Bartow County area will make proportionately more loans to medium- to large-sized businesses than the Bank. Many of the Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers. Commercial loans are generally considered to have greater risk than first or second mortgages on real estate.

         Consumer Loans. The Bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit, and revolving lines of credit such as credit cards. These loans typically will carry balances of less than $25,000 and, in the case of non-revolving loans, will be amortized over a period not exceeding 60 months or will be ninety-day term loans, in each case bearing interest at a fixed rate. The revolving loans will typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit will generally be the same as applied by the Bank when making a first mortgage loan, as described above, and home equity lines of credit will typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank's borrowers, and the principal competitors for consumer loans will be the established banks in the Bartow County area. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate.

         Loan Approval and Review. The Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the officers' loan committee. The Bank will establish an officers' loan committee that has lending limits, and any loan in excess of this lending limit will be approved by the directors' loan committee. The Bank will not make any loans to any director, officer, or employee of the Bank unless the loan is approved by the board of directors of the Bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank. The Bank currently intends to adhere to Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The Bank does not currently intend to sell its mortgage loans on the secondary market, but may choose to do so in the future.



         Lending Limits. The Bank's lending activities will be subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general the Bank will be subject to a loan-to-one-borrower limit. These limits will increase or decrease as the Bank's capital increases or decreases. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits. It is not currently anticipated that the Bank will have an initial loan loss reserve when it commences operations.

OTHER BANKING SERVICES

         Other anticipated bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank plans to become associated with a shared network of automated teller machines that may be used by Bank customers throughout Georgia and other regions. The Bank also plans to offer MasterCard and VISA credit card services through a correspondent bank as an agent for the Bank. The Bank does not plan to exercise trust powers during its initial years of operation.

COMPETITION

         The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions and money market mutual funds operating in Bartow County and elsewhere. There are currently eight commercial banks operating in Bartow County, holding approximately $500 million in deposits. There are also four credit unions in the county. A number of these competitors are well established in the Bartow County area. Most of them have substantially greater resources and lending limits and may have a lower cost of funds than the Bank. These banks offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest in order to attract deposits. The Organizers believe that the Bank will be able to compete effectively with these institutions, but no assurances can be given in this regard.

FACILITIES

         Cartersville Office. The Bank's main office will be located in Cartersville at 950 Joe Frank Harris Parkway, at the corner of Joe Frank Harris Parkway and Market Place Boulevard. The Bank will initially operate out of a temporary facility at this location while its permanent facility is under construction. The Bank will also provide automated teller services to its customers at the Cartersville office.

         Adairsville Office. The Bank also intends to open a branch office in Adairsville at 7450 Adairsville Highway, NW (Highway 140), Adairsville, Georgia 30103. The Bank expects to open the Adairsville office in a temporary facility in the summer of 1998, moving into a permanent facility in early 1999. The Bank will also provide automated teller services to its customers at the Adairsville office.

         The Company believes that the facilities will adequately serve the Bank's needs for its first several years of operation. See "Use of Proceeds -- By the Bank."

EMPLOYEES

         The Company anticipates that, upon commencement of operations, the Bank will have 15 full-time employees and 1 part-time employees. The Company will not have any employees other than its officers, none whom will initially receive any remuneration for their services to the Company. Michael L. McPherson, the proposed President of the Bank, is currently employed by the Company to head the organizational effort for the Bank.

LEGAL PROCEEDINGS

         There are no material legal proceedings to which the Company or the Bank or any of their properties are subject.


                           SUPERVISION AND REGULATION

         The Company and the Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), numerous additional regulatory requirements have been placed on the banking industry in the past five years, and additional changes have been proposed. The banking industry is also likely to change significantly as a result of the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"). The operations of the Company and the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control or new federal or state legislation may have in the future.

THE COMPANY

         Because it owns the outstanding common stock of the Bank, the Company is a bank holding company within the meaning of the federal Bank Holding Company Act of 1956 (the "BHCA"). Under the BHCA, the Company is subject to periodic examination by the Federal Reserve and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Company's and the Bank's activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         Investments, Control and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank, (ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

         In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the Company has registered securities under Section 12 of the Exchange Act (which the Company would likely be required to do with respect to the Common Stock once it has more than 500 shareholders of record) or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

         Under the BHCA, the Company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities, unless the Federal Reserve, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation to be proper incidents to the business of banking include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial advisor, owning savings associations and making investments in certain corporations or projects designed primarily to promote community welfare.

         Source of Strength; Cross-Guarantee. In accordance with Federal Reserve policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Company might not otherwise do so. Under the BHCA, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition. The Bank may be required to indemnify, or cross-guarantee, the FDIC against losses it incurs with respect to any other Bank controlled by the Company, which in effect makes the Company's equity investments in healthy bank subsidiaries available to the FDIC to assist any failing or failed bank subsidiary of the Company.

THE BANK

         General. The Bank operates as a national banking association incorporated under the laws of the United States and is subject to examination by the Office of the Comptroller of the Currency (the "OCC"). Deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The OCC and the FDIC regulate or monitor all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records and adequacy of staff training to carry on safe lending and deposit gathering practices. The OCC requires the Bank to maintain certain capital ratios and imposes limitations on the Bank's aggregate investment in real estate, bank premises and furniture and fixtures. The Bank is currently required by the OCC to prepare quarterly reports on the Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the OCC.

         Under FDICIA, all insured institutions must undergo periodic on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

         Transactions With Affiliates and Insiders. The Bank is subject to
Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. In addition, most of these loans and certain other transactions must be secured in prescribed amounts. The Bank is also subject to Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

         Community Reinvestment Act. The Community Reinvestment Act requires that each insured depository institution shall be evaluated by its primary federal regulator with respect to its record in meeting the credit needs of its local community, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.

         Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.


DEPOSIT INSURANCE

         The deposits of the Bank are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Separate insurance funds (BIF and SAIF) are maintained for commercial banks and thrifts, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Due to the high rate of failures in the late 1980's and early 1990's, the fees that commercial banks and thrifts pay to BIF and SAIF increased. Since 1993, insured depository institutions like the Bank have paid for deposit insurance under a risk-based premium system. Under this system, until mid-1995 depository institutions paid to BIF or SAIF from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semi-annual basis. Once the BIF reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well capitalized banks to $0.04 per $100. Subsequently, the FDIC revised the range of premiums from $.00 to $0.31 per $100, subject to a statutory minimum assessment of $2,000 per year. However, the Deposit Insurance Funds Act of 1996 eliminated the minimum assessment required by statute. It also separated, effective January 1, 1997, the Financial Corporation (FICO) assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the Bank, by FICO will be in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Initially, FICO semiannual assessment rates were set at 1.30 basis points annually for BIF deposits. Increases in deposit insurance premiums or changes in risk classification will increase the Bank's cost of funds, and there can be no assurance that such cost can be passed on the Bank's customers.

         Increases in deposit insurance premiums or changes in risk classification will increase the Bank's cost of funds, and there can be no assurance that such cost can be passed on the Bank's customers.

DIVIDENDS

         The principal source of the Company's cash revenues comes from dividends and interest income on its investments. In addition, the Company may receive cash revenues from dividends paid by the Bank. The amount of dividends that may be paid by the Bank to the Company depends on the Bank's earnings and capital position and is limited by federal and state law, regulations and policies. In addition, the Board of Governors has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which its earnings are impaired.

         As a national bank, the Bank may not pay dividends from its paid-in-capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. Under FDICIA, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. See "Capital Regulations" below.

         In addition to the availability of funds from the Bank, the future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs and general business conditions. If dividends should be declared in the future, the amount of such dividends presently cannot be estimated and it cannot be known whether such dividends would continue for future periods.

CAPITAL REGULATIONS

         The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure and minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

         Under the guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

         The federal bank regulatory authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

         FDICIA established a new capital-based regulatory scheme designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. The Company and the Bank expect initially to be qualified as "well capitalized."

         Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

         These capital guidelines can affect the Company in several ways. If the Bank begins to grow at a rapid pace, a premature "squeeze" on capital could occur making a capital infusion necessary. The requirements could impact the Company's ability to pay dividends. The Company's capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance or poor earnings performance or a combination of these factors could change the Bank's capital position in a relatively short period of time.

INTERSTATE BANKING AND BRANCHING RESTRICTIONS

         On September 29, 1994, the federal government enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"). This Act became effective on September 29, 1995, and permits eligible bank holding companies in any state, with regulatory approval, to acquire banking organizations in any other state. Effective June 1, 1997, the Interstate Banking Act allows banks with different home states to merge, unless a particular state opts out of the statute. Consistent with the Interstate Banking Act, Georgia adopted legislation in 1996 which has permitted interstate bank mergers since June 1, 1997.

         In addition, beginning June 1, 1997, the Interstate Banking Act has permitted national and state banks to establish de novo branches in another state if there is a law in that state which applies equally to all banks and expressly permits all out-of-state banks to establish de novo branches. However, in 1996, Georgia adopted legislation which opts out of this provision. The Georgia legislation provides that, with the prior approval of the Department of Banking and Finance, after July 1, 1996, a bank may establish three new or additional de novo branch banks anywhere in Georgia and, beginning July 1, 1998, a bank may establish new or additional branch banks anywhere in the state with prior regulatory approval.

RECENT LEGISLATIVE DEVELOPMENTS

         From time to time, various bills are introduced in the United States Congress and at the state legislative level with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.



                                   MANAGEMENT

GENERAL

         The following table sets forth the respective names, ages, positions with the Company and Bank, and anticipated subscriptions of the Organizers. The Organizers may elect to purchase more than the shares indicated below. Additionally, in recognition of their acceptance of the financial risks incurred in connection with the organization of the Company and the Bank, the Organizers will be granted, for nominal consideration, warrants to purchase one share of Common Stock for each share purchased by them in this offering. See "Management -- Stock Warrants."

                                                                            Anticipated Subscription
                                                                                  Percentage of           Percentage of
                                   Position With             Number of              Minimum                  Maximum
Name (Age)                        Company/Bank(1)            Shares (2)           Offering (3)            Offering (4)
----------                        ---------------            ----------     -------------------------     ------------
Kenneth R. Bishop(34)             Director                     17,500               2.37%                     1.75%
Jerry W. Braden(53)               Director                     17,500               2.37%                     1.75%
Donald D. George(57)              Director                     17,500               2.37%                     1.75%
John S. Lewis(54)                 Director                     17,500               2.37%                     1.75%
Sam R. McCleskey(57)              Director                     17,500               2.37%                     1.75%
Michael L. McPherson              Director, President and      17,500               2.37%                     1.75%
 (48)                             Chief Executive
                                  Officer
Stephen A. Taylor(42)             Director                     17,500               2.37%                     1.75%
B. Don Temples(46)                Director                     17,500               2.37%                     1.75%

TOTALS                                                        140,000              18.92%                     14.0%
                                                              =======              =====                      ====


-------------------


(1) All of the Organizers will serve as directors of the Company and the Bank. The directors of the Company are divided into three classes. The directors will serve staggered three year terms. Class I, whose initial terms expire at the 1998 annual meeting of shareholders (which may be held before the completion of this offering), consists of Donald George, John Lewis and Michael McPherson. Class II, whose initial terms expire at the 1999 annual meeting of shareholders, consists of Sam McCleskey, Stephen Taylor and Don Temples. Class III, whose initial terms expire at the 2000 annual meeting of shareholders, consists of Kenneth Bishop and Jerry Braden.


(2) All of such purchases will be at a price of $10.00 per share, the same price at which shares are being offered to the public. Additionally, in recognition of their acceptance of the financial risks incurred in connection with the organization of the Company and the Bank, the Organizers will be granted, for nominal consideration, warrants to purchase one share of Common Stock for each share purchased by them in this offering. See "Management -- Stock Warrants." Assuming that the Organizers purchase the indicated number of shares in this offering, and assuming all warrants issued in conjunction with shares purchased by the Organizers are exercised, the Organizers would own, as a group, 31.8% of the Common Stock to be outstanding upon the completion of this offering and exercise of the warrants if the minimum number of shares is sold and 24.6% of the Common Stock if the maximum number of shares is sold and the warrants exercised. No person is expected to own more than 5% of the shares of the Common Stock immediately after the offering. However, Organizers may purchase up to 100% of the shares in the offering if necessary for the Company to achieve the minimum capital requirement and also may decide to purchase additional shares in the offering even if the minimum offering is fully subscribed. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Although each Organizer has agreed with the other Organizers that he will subscribe for the number of shares indicated above, neither the Organizers nor any other subscriber will be obligated to purchase shares except pursuant to a valid subscription agreement executed after receipt of this Prospectus. This table includes shares which are expected to be beneficially owned by the Organizers upon completion of the offering.
(3) Assumes that the minimum number of 740,000 shares are sold in this offering.
(4) Assumes that the maximum number of 1,000,000 shares are sold in this offering.


         Biographical information concerning the Officers and Directors is set forth below.

         Kenneth R. Bishop was born in Jacksonville, Florida on August 31, 1963. He received a Bachelors Degree in Business Administration - Marketing from the University of Georgia. Mr. Bishop is the owner of Daddy Pam's Coffeehouse which he opened in March 1997. Mr. Bishop was previously employed as a Vice President of Southern Color & Chemical Co., Inc. He has been an active member and supporter of the Sam Jones Methodist Church for many years. In addition, he has been active in a number of local charities, both financially and in service.

         Jerry W. Braden was born in Rome, Georgia on November 6, 1944. He received a Bachelor of Science Degree and a Masters Degree in Agricultural Economics from the University of Georgia. He is owner of a real estate management and development company styled The Braden Group. The Braden Group is a trade name used to develop real estate, to sell real estate, and to own and manage rental houses and apartment complexes. He has owned and operated The Braden Group since 1981. Mr. Braden has been actively involved in many civic endeavors in Bartow County, including past Chairman of the Market Analysis Research Committee for the Washington based Council for Affordable and Rural Housing; Board of Directors, Bartow County Habitat for Humanity; Board of Directors, Bartow County Home Builders Association; Board Member of Trustees, Sam Jones Historic Home and Museum; Member of Board of Directors of the Cartersville-Bartow County Opera; and Chairman of the Finance Committee of Trinity United Methodist Church.

         Donald D. George was born in Wardtown, Virginia on April 9, 1940. He attended several colleges including Virginia State University, ICBO Business School of Manhattan, and St. Francis of Xavier College of Labor Relations. Mr. George has been in the transportation industry for the past 32 years. In 1990, Mr. George formed his own company, Free Enterprise of Atlanta, Inc. d/b/a George's Motor Coach, which provides trip and shuttle services through the Atlanta area as well as out of state charter trips. He was also President of the 223rd Street Block Association and Scout Master of Boy Scout Troop 676. Mr. George is a member of the Cobb County Chamber of Commerce, the City of Atlanta Chamber of Commerce, the Atlanta Business League, the City of Conyers Chamber of Commerce and the Board of Directors of National Key Women of America.

         John S. Lewis was born in Cartersville, Georgia on August 10, 1943. He received a Bachelor of Business Administration from the University of Georgia. He received a LLB in Law from Mercer University. Mr. Lewis is in the property management business and manages jointly and independently owned income-producing real estate and farm land. He has been in the real estate sales and management business since 1986. He was a practicing attorney in Cartersville from 1970 to 1985.


         Sam R. McCleskey was born in Woodstock, Georgia on May 1, 1940. Since 1979, Mr. McCleskey has been a supervisor in the tool and die area of Lockheed Martin Corporation and also the owner of McCleskey Builders, Inc., a residential home builder.


         Michael L. McPherson, was born in Cartersville, Georgia on June 29, 1949. He received a Bachelors Degree in Business Administration, Cum Laude, from Brenau College, Gainesville, Georgia. He graduated from several American Bankers association schools on credit and lending. He received the professional designation of Certified Lender-Business Banking (CLBB) from the Institute of Certified Bankers. He graduated from the Georgia Bankers School at the University of Georgia. Mr. McPherson has been a banker since 1977, when he began his career at Bartow County Bank, Cartersville, Georgia. He worked in all phases of banking from bookkeeping to Senior Vice President in charge of lending. He was employed by Bartow County Bank from 1977 to 1990. In 1990, Mr. McPherson moved to First Community Bank & Trust, Cartersville, Georgia as Executive Vice President and Chief Lending Officer. He remained with First Community Bank & Trust until September 1997, at which time he resigned to lead the formation of the proposed bank. Mr. McPherson is a past Director of the Alumni Board of Governors of Reinhardt College; past Director of the Georgia Chapter of bank Administration Institute; past President of Young Bankers Section of Community Bankers Association; past Member of the Board of Directors of Bartow County Advocates for Children; a member of Center Baptist Church, Cartersville; and he is active in various local charitable and civic organizations.


         Stephen A. Taylor was born in Fairmount, Georgia on October 26, 1955. Mr. Taylor is the owner of Taylor Farm Supply, Cartersville, Georgia. This is a forty-eight year old company and Mr. Taylor bought out a partner and became sole owner on December 31, 1996. Mr. Taylor has attended Reinhardt College and Floyd College and is a supporter of both these institutions. He is a past member of the Purina Corporation Advisory Board. Mr. Taylor also coached several years in the Bartow County Recreation Department.


         B. Don Temples was born in Cartersville, Georgia on December 6, 1951. Mr. Temples received an Associate of Arts from Reinhardt College and a Bachelor of Business Administration from the University of Georgia. He is a licensed real estate broker in the State of Georgia and co-owner of Temple's Construction, a residential real estate development and construction company.

LEGAL PROCEEDINGS

         There are no material legal proceedings to which any of the directors or officers are subject.

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement with Mr. McPherson for a five year term pursuant to which Mr. McPherson will serve as the President and Chief Executive Officer of the Bank. Mr. McPherson will be paid an annual salary of $90,700 until the Bank opens and $110,000 thereafter, plus his yearly medical insurance premium. Mr. McPherson will be eligible to participate in any management incentive program of the Bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. Upon the closing of the offering (or as soon thereafter as an appropriate stock option plan is adopted by the Company), Mr. McPherson will be granted an option to purchase 5% of the shares of Common Stock (less any warrants received) at $10.00 per share. The options will vest over a five-year period and will have a term of ten years. Additionally, Mr. McPherson will participate in the Bank's retirement, welfare and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses. The employment agreement with Mr. McPherson also provides that following termination of his employment with the Bank and for a period of twelve months thereafter, Mr. McPherson, may not (i) be employed in the banking business as a director, officer at the vice-president level or higher, or organizer or promoter of, or provide executive management services to, any financial institution within a ten-mile radius of the Bank's offices, (ii) solicit major customers of the Bank for the purpose of providing financial services, or (iii) solicit employees of the Bank for employment.

DIRECTOR COMPENSATION

         The Organizers do not intend for the Company or the Bank to pay directors' fees until such time as the Bank is cumulatively profitable. However, the Company and the Bank reserve the right to pay directors' fees. In addition, after the offering, the Company expects to adopt a stock option plan which will permit the Company to grant options to officers, directors, key employees, advisors, and consultants of the Company. The Company anticipates that it will initially authorize the issuance of 150,000 shares.

STOCK WARRANTS


         In recognition of the financial risk they have undertaken in organizing the Bank, for each share of Common Stock an Organizer purchases (directly or indirectly, such as through an IRA account or through the name of a spouse or child) the Organizer will also receive, for no additional consideration, a warrant to purchase one additional share of Common Stock. In other words, for each $10 purchase in the offering, an Organizer will receive a Unit consisting of one share of Common Stock and a warrant to purchase an additional share of Common Stock (in contrast, for each $10 purchase in the offering, each investor who is not an Organizer will receive one share of Common Stock.) The warrants, which will be represented by separate warrant agreements, will become exercisable on the later of the date that the Bank opens for business and one year from the date of this Prospectus and will be exercisable in whole or in part at any time during the ten-year period following that date, at an exercise price equal to $10.00 per share. The warrants and shares issued pursuant to the exercise of such warrants will be transferable, subject to compliance with applicable securities laws. See "--Shares Eligible for Future Sale." If the OCC issues a capital directive or other order requiring the Bank to obtain additional capital, the warrants will be forfeited if not then exercised.


INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         The Company and the Bank expect to have banking and other transactions in the ordinary course of business with Organizers, directors, and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such Organizers, officers, or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to the Company and the Bank. Loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. The Company intends for all of its transactions with Organizers or other affiliates of the Company or the Bank to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of the Company's disinterested directors.

EXCULPATION AND INDEMNIFICATION

         The Company's Articles of Incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to the Company or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of the Company; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Business Corporation Code (the "Code"). In addition, if at any time the Code shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Code require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         The Company's bylaws contain certain provisions which provide indemnification to directors of the Company that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the Code. To the extent that a director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 14-2-852 and 14-2-857 of the Code would require the Company to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The Code expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company and the Bank pursuant to the Articles of Incorporation or Bylaws, or otherwise, the Company and the Bank have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         The Board of Directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors intends to extend indemnification rights to all of its executive officers.

                           DESCRIPTION OF SECURITIES

GENERAL

         The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The following summary describes the material terms of the Company's capital stock. Reference is made to the Articles of Incorporation of the Company, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, for a detailed description of the provisions thereof summarized below.

COMMON STOCK

         Holders of shares of the Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. The Company does not plan to declare any dividends in the immediate future. See "Dividend Policy." Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any classes or series of Preferred Stock that the Company may issue in the future.

         There currently is no market for the shares and, although the Company has filed a registration statement with the SEC to register the issuance of the Common Stock in the offering under the Securities Act of 1933, it is not likely that any trading market will develop for the shares in the future. There are no present plans for the Common Stock to be traded on any stock exchange or in the over-the-counter market.

PREFERRED STOCK

         The Articles provide that the Board of Directors is authorized, without further action by the holders of the Common Stock, to provide for the issuance of shares of Preferred Stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Upon completion of this offering, the Company will not have any shares of Preferred Stock outstanding. Issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock.


STOCK WARRANTS

         In recognition of the financial risk they have undertaken in organizing the Bank, for each share of Common Stock an Organizer purchases (directly or indirectly, such as through an IRA account or through the name of a spouse or child) the Organizer will also receive, for no additional consideration, a warrant to purchase one additional share of Common Stock. In other words, for each $10 purchase in the offering, an Organizer will receive a Unit consisting of one share of Common Stock and a warrant to purchase an additional share of Common Stock (in contrast, for each $10 purchase in the offering, each investor who is not an Organizer will receive one share of Common Stock.) The warrants, which will be represented by separate warrant agreements, will become exercisable on the later of the date that the Bank opens for business and one year from the date of this Prospectus and will be exercisable in whole or in part at any time during the ten-year period following that date, at an exercise price equal to $10.00 per share. The warrants and shares issued pursuant to the exercise of such warrants will be transferable, subject to compliance with applicable securities laws. See "--Shares Eligible for Future Sale."

If the OCC issues a capital directive or other order requiring the Bank to obtain additional capital, the warrants will be forfeited if not then exercised.



CERTAIN ANTITAKEOVER EFFECTS

         The provisions of the Articles, the Bylaws and the Georgia corporation law summarized in the following paragraphs may be deemed to have antitakeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

         Authorized but Unissued Stock. The authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

         Number of Directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than twenty-five members.

         Classified Board of Directors. The Articles and Bylaws divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the Articles and Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believes that such a change would be desirable.

         Removal of Directors and Filling Vacancies. The Articles of Incorporation provide that shareholders may not remove a director without cause. The Bylaws also provide that all vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if they do not constitute a quorum. When one or more directors resign from the Board of Directors effective at a future date, a majority of directors then in office, including the directors who are to resign, may vote on filling the vacancy.

         Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at any meeting of shareholders must be in writing and be received by the Secretary of the Company not later than ninety days prior to the meeting. The Company may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

         Certain Nomination Requirements. Pursuant to the Bylaws, the Company has established certain nomination requirements for an individual to be elected as a director of the Company at any annual or special meeting of the shareholders, including that the nominating party provide the Company within a specified time prior to the meeting (i) notice that such party intends to nominate the proposed director; (ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the Board of Directors.

         "Fair Price" Statute. The Company has elected to adopt Georgia's "Fair Price" statute as set forth in sections 14-2-1110 through 14-2-1113 of the Georgia Business Corporation Code. Subject to certain exclusions summarized below, Section 14-2-1111 of the Georgia Business Corporation Code ("Section 14-2-1111") requires that a" Business Combination" with an "Interested Shareholder" shall be (a) unanimously approved by the continuing directors who must constitute at least three members of the board of directors at the time of such approval, or (b) recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the Interested Shareholder.

         "Interested Shareholder" generally includes: (a)(i) any person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or (ii) any person who is an affiliate of the corporation and who was the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation at any time within two years before the date on which such person's status as an Interested Shareholder is determined; and (b) the affiliates of such person. For the purpose of determining whether a person is an Interested Shareholder, the number of voting shares deemed to be outstanding shall not include any unissued voting shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, options, or otherwise. Subject to certain exceptions, a "Business Combination" includes: (i) any merger or consolidation of the corporation or a subsidiary of the corporation; (ii) any share exchange; (iii) any sale, lease, transfer, or other disposition of assets of the corporation or its subsidiary occurring within a 12 month period and having an aggregate book value equal to 10% or more of the net assets of the corporation; (iv) any transaction that results in the issuance or transfer by the corporation or a subsidiary of the corporation of any stock of the corporation or the subsidiary representing 5% or more of the total market value of the outstanding stock of the corporation to any Interested Shareholder within a 12 month period, except pursuant to a transaction that effects a pro rata distribution to all shareholders of the corporation; (v) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder; and (vi) any transaction occurring within a 12 month period involving the corporation or a subsidiary of the corporation that has the effect of increasing by 5% or more the proportionate share of the stock of any class or series of the corporation or the subsidiary that is directly or beneficially owned by the Interested Shareholder. A "Continuing Director" includes any director who is not an affiliate or associate of an Interested Shareholder or any board approved successor of such a director who is not an affiliate or associate of an Interested Shareholder.

         Section 14-2-1111 will not apply to a Business Combination if: (a) the aggregate amount of the cash, and fair market value five days before the consummation date if payment is to be made in other than cash, to be received per share by the shareholders is at least equal to the highest of: (i) the highest per share price, including brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the Interested Shareholder for any shares of the same class or series acquired by it within two years preceding the announcement date or in the transaction in which it became an Interested Shareholder; (ii) the higher of the fair market value per share as determined on the announcement date or the determination date; or (iii) in the case of shares other than common shares, the highest amount per share to which preferred shareholders are entitled in the event of liquidation, dissolution, or winding up of the corporation, provided that subparagraph (iii) shall only be applicable if the Interested Shareholder acquired the shares within the two years period immediately preceding the announcement date; and (b) shareholders receive cash or the form of consideration used in the past by the Interested Shareholder to purchase the largest number of shares of such class or series. Further, subject to exceptions, prior to the time the Business Combination with the Interested Shareholder takes place, without the approval of the board of directors, there shall have been: (i) no failure to declare and pay full dividends on the corporation's outstanding preferred shares; (ii) no reduction in the annual rate of dividends paid on common shares except as to reflect any subdivision of the shares; (iii) an increase in the annual rate of dividends to reflect any reclassification of shares; and (iv) not more than a 1% increase in the Interested Shareholder's ownership of any of the corporation's stock in any 12 month period. An Interested Shareholder may not receive a direct or indirect benefit, except proportionately as a shareholder, of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation or its subsidiaries, either in anticipation of or in connection with such Business Combination or otherwise.

         "Business Combination" Statute. The Company has elected to adopt Georgia's "Business Combination" statute as set forth in sections 14-2-1131 through 14-2-1133 of the Georgia Business Corporation Code. Subject to certain exclusions summarized below, Section 14-2-1132 of the Georgia Business Corporation Code ("Section 14-2-1132") prohibits any "Interested Shareholder" from engaging in a "Business Combination" with a Georgia corporation for five years following the date such person became an Interested Shareholder. "Interested Shareholder" generally includes: (a)(i) any person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or (ii) any person who is an affiliate of the corporation and who was the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation at any time within two years before the date on which such person's status as an Interested Shareholder is determined; and (b) the affiliates of such person. For the purpose of determining whether a person is an Interested Shareholder, the number of voting shares deemed to be outstanding shall not include any unissued voting shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise. Subject to certain exceptions, a "Business Combination" includes: (i) any merger or consolidation of the corporation or a subsidiary of the corporation; (ii) any sale, lease, transfer, or other disposition of assets of the corporation or its subsidiary having an aggregate book value equal to 10% or more of the net assets of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation or a subsidiary of the corporation of any stock of the corporation or the subsidiary representing 5% or more of the total market value of the outstanding stock of the corporation to any Interested Shareholder, except pursuant to a transaction that effects a pro rata distribution to all shareholders of the corporation; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation; (v) any transaction involving the corporation or a subsidiary of the corporation that has the effect of increasing by 5% or more the proportionate share of the stock of any class or series of the corporation or the subsidiary that is directly or beneficially owned by the Interested Shareholder; (vi) any receipt by the Interested Shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits or assistance or any tax credits or other tax advantages provided by or through the corporation or a subsidiary of the corporation; and (vii) any share exchange.

         Section 14-2-1132 does not apply to a Business Combination if: (i) before a person became an Interested Shareholder, the board of directors of the corporation approved either the transaction in which the Interested Shareholder became an Interested Shareholder or the Business Combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Shareholder, the Business Combination is approved by the holders of a majority of the voting stock of the corporation not owned by the Interested Shareholder and other excluded shares.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, the Company will have a minimum of 740,000 and a maximum of 1,000,000 shares of Common Stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act of 1933 (the "Act"), except for shares purchased by "affiliates" of the Company, which will be subject to resale restrictions under the Act. An affiliate of the issuer is defined in Rule 144 under the Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors of the Company and the Bank in all probability will be deemed to be affiliates. These securities held by affiliates may be eligible for sale in the open market without registration in accordance with the provisions of Rule 144.

         In general, under Rule 144 an affiliate of the Company may sell, within any three-month period, a number of restricted shares no greater than 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the Common Stock by affiliates of the Company pursuant to Rule 144 difficult if no trading market develops in the Common Stock.

                                 LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                    EXPERTS


         The financial statements of the Company at December 31, 1997, and for the period from October 8, 1997 (inception) until December 31, 1997, set forth herein have been so included in reliance on the report of Mauldin & Jenkins, LLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                              Unity Holdings, Inc.
                        (A Development Stage Enterprise)


                         Index to Financial Statements



Independent Auditor's Report....................................................................................F-2

Financial Statements:

Balance Sheet as of December 31, 1997...........................................................................F-3

Statement of Operations for the Period from October 8, 1997 (inception) to
         December 31, 1997......................................................................................F-4

Statement of Changes in Stockholder's Deficit for the Period from October 8, 1997
(inception) to December 31, 1997................................................................................F-5

Statement of Cash Flows for the Period from October 8, 1997 (inception) to
December 31, 1997...............................................................................................F-6

Notes to Financial Statements...................................................................................F-7

                          INDEPENDENT AUDITOR'S REPORT



TO THE BOARD  OF DIRECTORS
UNITY HOLDINGS, INC.
CARTERSVILLE, GEORGIA



                  We have audited the accompanying balance sheet of UNITY HOLDINGS, INC., a development stage company, as of December 31, 1997, and the related statements of loss, stockholders' deficit and cash flows for the period from October 8, 1997, date of inception, to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unity Holdings, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the period from October 8, 1997, date of inception, to December 31, 1997, in conformity with generally accepted accounting principles.


                              /s/ Mauldin & Jenkins, LLC





Atlanta, Georgia
January 30, 1998

                              UNITY HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                                  BALANCE SHEET
                                DECEMBER 31, 1997



         ASSETS

Cash                                                                                $     186
Office equipment                                                                        3,785
Other assets                                                                           78,439
Deferred organization costs                                                            74,490
                                                                                    ---------

                                                                                    $ 156,900
                                                                                    =========


         LIABILITIES AND STOCKHOLDERS' DEFICIT

Note payable                                                                        $ 191,239
Accrued expenses                                                                        4,328
                                                                                    ---------

                                                                                      195,567
                                                                                    ---------

COMMITMENTS


STOCKHOLDERS' DEFICIT
  Preferred Stock, $.01 par value; 10,000,000 shares authorized none issued         $       -
  Common stock, $.01 par value; 10,000,000 shares authorized; 10 shares                     -
     issued and outstanding
  Capital surplus                                                                         100
  Deficit accumulated during the development stage                                    (38,767)
                                                                                    ---------
                                                                                      (38,667)
                                                                                    ---------

                                                                                    $ 156,900
                                                                                    =========




SEE NOTES TO FINANCIAL STATEMENTS.

                              UNITY HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                STATEMENT OF LOSS
                 PERIOD FROM OCTOBER 8, 1997, DATE OF INCEPTION,
                              TO DECEMBER 31, 1997



EXPENSES
   Salaries and employee benefits                                                      28,557
   Other expenses                                                                      10,210
                                                                                    ---------
                                                                                       38,767
                                                                                    ---------

         Net loss                                                                   $ (38,767)
                                                                                    =========


         Losses per common share                                                    $  (3,877)
                                                                                    =========




SEE NOTES TO FINANCIAL STATEMENTS.

                              UNITY HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)



                       STATEMENT OF STOCKHOLDERS' DEFICIT
                 PERIOD FROM OCTOBER 8, 1997, DATE OF INCEPTION,
                              TO DECEMBER 31, 1997




                                                                                                        DEFICIT
                               PREFERRED STOCK                COMMON STOCK                            ACCUMULATED
                            -------------------------    ----------------------------                 DURING THE        TOTAL
                                                                                          CAPITAL      DEVELOPMENT    STOCKHOLDERS'
                               SHARES      PAR  VALUE       SHARES        PAR VALUE      SURPLUS        STAGE          DEFICIT
                            ------------  -----------    ------------  --------------   ----------    -----------    -------------
BALANCE, OCTOBER   8, 1997             -  $         -               -   $           -    $       -    $         -     $        -
  (DATE OF INCEPTION)
   Common stock subscription           -            -              10               -          100              -            100
  Net loss                             -            -               -               -            -        (38,767)       (37,767)
                            ------------  -----------    ------------  --------------   ----------    -----------    -----------
BALANCE, DECEMBER 31, 1997             -  $         -              10  $            -   $      100    $   (38,767)   $   (38,667)
                            ============  ===========    ============  ==============   ==========    ===========    ===========



SEE NOTES TO FINANCIAL STATEMENTS.

                              UNITY HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)



                             STATEMENT OF CASH FLOWS
                 PERIOD FROM OCTOBER 8, 1997, DATE OF INCEPTION,
                              TO DECEMBER 31, 1997




OPERATING ACTIVITIES
  Net loss                                                                          $ (38,767)
  Adjustment to reconcile net loss to net cash used in
     operating activities:
     Increasing in other assets                                                       (78,339)
     Increase in accrued expenses                                                       4,328
                                                                                    ---------

         Net cash used in operating activities                                       (112,778)
                                                                                    ---------

INVESTING ACTIVITIES
  Increase in deferred organization costs                                             (74,490)
  Purchase of office equipment                                                         (3,785)
                                                                                    ---------

         Net cash used in investing activities                                        (78,275)
                                                                                    ---------

FINANCING ACTIVITIES
  Proceeds from note payable                                                          191,239
                                                                                    ---------

         Net cash provided by financing activities                                    191,239
                                                                                    ---------

Net Increase in cash                                                                      186

Cash at beginning of period                                                                 -
                                                                                    ---------

                                                                                    $     186
                                                                                    =========

NONCASH TRANSACTIONS
  Common stock subscriptions                                                        $     100



SEE NOTES TO FINANCIAL STATEMENTS.

                              UNITY HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS






NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION

         Unity Holdings, Inc. (the "Company") was incorporated to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act, and to purchase 100% of the issued and outstanding capital stock of Unity National Bank (the "Bank"), an association to be organized under the laws of the United States, which will conduct a general banking business in Cartersville, Georgia. The Organizers have filed a joint application with the Office of the Comptroller of the Currency (the "OCC") and the Federal Deposit Insurance Corporation (the "FDIC") to charter the proposed Bank and for FDIC insurance of the Bank's deposits. The Company has received preliminary approval from the OCC, and is in process of filing an application to become a bank holding company with the Federal Reserve Board (the "FRB") and the Georgia Department of Banking and Finance (the "DBF"). Upon obtaining regulatory approval, the Company will be a registered bank holding company subject to regulation by the FRB and the DBF.

         Activities since inception have consisted of the Company's and the Bank's organizers engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a financial institution.

         SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.


         Office Equipment



         Office equipment is carried at cost less accumulated depreciation computed by the straight-line method over a period of five years.

                          NOTES TO FINANCIAL STATEMENTS





NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

         SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Deferred Organization and Stock Offering Costs

         Deferred organization costs will be amortized in accordance with applicable regulations and accounting policies over a period not to exceed five years from the commencement of operations. Stock offering costs will be charged to capital surplus upon completion of the stock offering. Additional costs are expected to be incurred for organization costs and stock offering costs.

         Following is a summary of these costs:

                                                   STOCK
                                  ORGANIZATION    OFFERING
                                     COSTS         COSTS       TOTAL
                                  ------------    --------   --------
               Consulting          $40,000         $   -      $40,000
               Legal                 6,390             -        6,390
               Filing Fees          18,100             -       18,100
               Other                10,000             -       10,000
                                   -------         -----      -------
                                   $74,490         $   -      $74,490
                                   =======         =====      =======

         INCOME TAXES

         The Company will be subject to Federal and state income taxes when taxable income is generated. No income taxes have been accrued because of operating losses incurred during the preopening period.


         LOSSES PER COMMON SHARE



         Losses per common share are computed by dividing net loss by the weighted average number of common shares outstanding. The weighted average shares outstanding for the period from inception to December 31, 1997 was ten.


         FISCAL YEAR

         The Company will adopt a calendar year for both financial reporting and tax reporting purposes.

                          NOTES TO FINANCIAL STATEMENTS


NOTE 2.  Liquidity and Going Concern Considerations

         The Company incurred a net loss of $38,767 for the period from inception (October 8, 1997) to December 31, 1997.

         At December 31, 1997, the Company is totally funded by proceeds from a $500,000 line of credit, of which the balance as of December 31, 1997 was $191,239. The line of credit was signed by the organizers, other than the President, on August 13, 1997, accrues interest at the lenders base rate (8.50% at December 31 1997) payable quarterly with a final maturity date of August 15, 1998 and is guaranteed by those organizers. Subsequent to the execution of the President's employment contract, the President also guaranteed the line of credit. Management believes that the current level of capitalization is adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering and obtaining regulatory approval.

         To provide permanent funding for its operation, the Company is currently anticipating offering a minimum of 740,000 and a maximum of 1,000,000 shares of its common stock, $0.01 par value, at $10 per share in an initial public offering. Costs related to the organization and registration of the company's common stock will be paid from the gross proceeds of the offering. Should subscriptions for the minimum offering not be obtained, amounts paid by subscribers will be returned and the offer withdrawn. At December 31, 1997, outstanding stock subscriptions receivable were $100 which was subsequently received by the Company on February 3, 1998. The stock subscriptions have been reported as outstanding stock and included in other assets in the balance sheet at December 31, 1997.


NOTE 3.  COMMITMENTS

         The Company has entered into a five year employment agreement with its President and Chief Executive Officer with an effective date of December 12, 1997. The agreement continues to December 31, 2002 and provides for an initial annual base salary of $90,700 during the organization stage and a beginning annual salary of $110,000 subsequent to the opening of the Bank.

                          NOTES TO FINANCIAL STATEMENTS

         The Company has entered into a sales contract for land upon which the Bank's office will be constructed. The contract required earnest money to be paid at the effective date of the contract in the amount of $50,000, which will be applied to the purchase price of the land in the amount of $841,000. The contract allows the Company to extend the initial closing date from November 10, 1997 through June 10, 1998 by purchasing an option on the 10th of each month for $5,000. As of December 31, 1997 the company had paid $50,000 of earnest money and $10,000 in purchase options. In addition, the Company has purchased options in the amount of $10,000 and $4,000 for the purchase of land in the amount of $225,000 and $70,000, respectively.

Exhibit A  to Part I

                   UNITY HOLDINGS, INC. SUBSCRIPTION AGREEMENT


TO:      Unity Holdings, Inc.
         P.O. Box 200308
         Cartersville, Georgia 30120-9006
         (770) 606-0555


Ladies and Gentlemen:

         You have informed me that Unity Holdings, Inc., a Georgia corporation (the "Company"), is offering up to 1,000,000 shares of its $.01 par value per share Common Stock (the "Common Stock") at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the "Prospectus").

         1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "First Tennessee Bank as Escrow Agent for Unity Holdings, Inc." (the "Funds") indicated below, representing the payment of $10.00 per share for the number of shares of the Common Stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

         2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the authority to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

         3. ACKNOWLEDGMENTS. The undersigned hereby acknowledges that he or she has received a copy of the Prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

         4. REVOCATION. The undersigned agrees that once this Subscription Agreement is tendered to the Company, it may not be withdrawn by him and that this Agreement shall survive the death or disability of the undersigned.

BY EXECUTING THIS AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.


------------------------------------                 -------------------------------------------
Number of Shares Subscribed                          Name or Names of Subscribers (Please Print)
  for (minimum 100 shares)

$
 ------------------------------------------------    -------------------------------------------
  Total Subscription Price at                        Please indicate form of ownership desired
  (individual, $10.00 per share (funds enclosed)     joint tenants with right of survivorship,
                                                     tenants in common, trust corporation, partnership,
                                                     custodian, etc.)


Date:                                                                                       (L.S.)
     --------------------------------------------    ---------------------------------------
                                                     Signature of Subscriber(s)*

                                                                                            (L.S.)
-------------------------------------------------    ---------------------------------------
Social Security Number or Federal                    Signature of Subscriber(s)*
Taxpayer Identification Number

                                                     Street (Residence) Address:

                                                     ----------------------------------------------

                                                     ----------------------------------------------

                                                     ----------------------------------------------
                                                     City, State and Zip Code

         *When signing as attorney, trustee, administrator or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

                      FEDERAL INCOME TAX BACKUP WITHHOLDING

         In order to prevent the application of federal income tax backup withholding, each subscriber must provide the Escrow Agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

         Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

         Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

         If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

                               SUBSTITUTE FORM W-9


         Under penalties of perjury, I certify that: (1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me, and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report +all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.


         You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

         Each subscriber should complete this section.


------------------------------------     --------------------------------------
Signature of Subscriber                  Signature of Subscriber



------------------------------------     --------------------------------------
Printed Name                             Printed Name



------------------------------------     --------------------------------------
Social Security or Employer              Social Security or Employer
Identification No.                       Identification No.

TO BE COMPLETED BY THE COMPANY:

    Accepted as of_________, 199__, as to_______ shares.



                                       UNITY HOLDINGS, INC.



                                       BY:
                                         --------------------------------------

===============================================================================

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby. If given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder at any time shall under any circumstances create any implication that the information herein is correct at any time after the date hereof.

-------------------------

                     TABLE OF CONTENTS

                                                     Page
                                                     ----
Reports to Shareholders................................2
Additional Information.................................2
Summary ...............................................3
Risk Factors...........................................6
The Offering..........................................10
Use of Proceeds.......................................12
Capitalization........................................14
Dividend Policy ......................................15
Plan of Operation.....................................15
Proposed Business.....................................17
Supervision and Regulation............................20
Management............................................24
Description of Securities.............................29
Legal Matters.........................................32
Experts...............................................33
Financial Statements ................................F-1
Subscription Agreement...............................A-1


-------------------------

UNTIL __________, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                1,000,000 SHARES





                              UNITY HOLDINGS, INC.



                         A PROPOSED HOLDING COMPANY FOR

                               UNITY NATIONAL BANK
                                   (PROPOSED)



                                  COMMON STOCK




                            ------------------------
                                   PROSPECTUS
                            -------------------------


                            ATTKISSON, CARTER & AKERS

                               ____________, 1998



===============================================================================

                                     Part II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Articles of Incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to the Company or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of the Company; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Business Corporation Code (the "Code"). In addition, if at any time the Code shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Code require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         The Company's bylaws contain certain provisions which provide indemnification to directors of the Company that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the Code. To the extent that a director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 14-2-852 and 14-2-857 of the Code would require the Company to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The Code expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         The indemnification provisions in the Company's bylaws require the Company to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Company) because he is or was a director of the Company, against expenses (including, but in no way limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. The board of directors of the Company also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have the Company advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid. Insofar as indemnification for liability rising under the Act may be permitted to officers and directors of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         As permitted under the Financial Institutions Code of Georgia, the Bylaws of the Bank provide for the indemnification by the Bank of its officers and directors for certain liabilities and expenses that may be incurred by them in connection with legal actions in which they may become involved by reason of their being or having been officers or directors of the Bank. Insofar as indemnification for liability arising under the Act may be permitted to the officers and directors of the Bank pursuant to the foregoing provisions, the Bank has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Estimated expenses (other than underwriting commissions) of the sale of the shares of Common Stock are as follows:

         Registration Fee............................     $    2,950
         Blue Sky Fees and Expenses..................          3,000
         Printing and Engraving......................          6,000
         Legal Fees and Expenses.....................         25,000
         Accounting Fees and Expenses................          2,000
         Sales Agent's Expenses......................         25,000
         Miscellaneous Disbursements.................          1,050
                                                          ----------

         TOTAL:......................................     $65,000.00
                                                          ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         On October 9, 1997, the Company issued ten shares of its Common Stock to one of the Organizers, Mr. Michael L. McPherson, in order to complete the Company's organization. The price per share was $10.00 for a total purchase price of $100.00. There were no underwriting discounts or commissions paid with respect to this transaction. The Company has the right to redeem Mr. McPherson's stock at the original purchase price of $100.00 upon completion of this offering. The sale was exempt under Section 4(2) of the Securities Act of 1933.


ITEM 27.  EXHIBITS.



         3.1      Articles of Incorporation**
         3.2      Bylaws**
         4.1 See exhibits 3.1 and 3.2 for provisions of Company's Articles of Incorporation and Bylaws defining the rights of shareholders
         4.2      Form of Common Stock Certificate**
         5.1      Opinion of Nelson Mullins Riley & Scarborough, L.L.P.**
         10.1 Employment Agreement dated as of December 12, 1997 between the Company and Michael L. McPherson**
         10.2     Option to Purchase Property**
         10.3     Escrow Agreement between Company and First Tennessee Bank+
         10.4     Line of Credit Note**
         10.5     Subscription Agreement*
         10.6 Agency Agreement dated February 6, 1998 between the Company and Attkisson, Carter & Akers**
         23.1     Consent of Accountants
         23.2 Consent of Nelson Mullins Riley & Scarborough, L.L.P. (filed as part of Exhibit 5.1)**
         24.1 Power of Attorney (part of signature page to Registration Statement)**

-------------------
 *  Filed as Exhibit A to Part I.
**  Previously filed.
 +  To be filed by amendment.


ITEM 28.  UNDERTAKINGS.

         The undersigned Company will:

         (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 24 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

             In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cartersville, State of Georgia, on April 7, 1998.


                                  UNITY HOLDINGS, INC.


                                  By:  /s/  Michael L. McPherson
                                     --------------------------------------
                                  Michael L. McPherson
                                  President and Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


         Signature                                        Title                          Date
         ---------                                        -----                          ----

/s/ Kenneth R. Bishop*                                   Director                   April 7, 1998
Kenneth R. Bishop

/s/ Jerry W. Braden*                                     Director                   April 7, 1998
Jerry W. Braden

/s/ Donald D. George*                                    Director                   April 7, 1998
Donald D. George

/s/ John S. Lewis*                                       Director                   April 7, 1998
John S. Lewis

/s/ Sam R. McCleskey*                                    Director                   April 7, 1998
Sam R. McCleskey

/s/ Michael L. McPherson                     Director, President and Chief          April 7, 1998
Michael L. McPherson                         Executive Officer (principal
                                             executive officer, principal
                                             financial officer, and
                                             principal accounting officer)

/s/ Stephen A. Taylor*                                   Director                   April 7, 1998
Stephen A. Taylor

/s/ B. Don Temples*                                      Director                   April 7, 1998
B. Don Temples

 *By: /s/ Michael L. McPherson                                                      April 7, 1998
        Michael L. McPherson
        Attorney-in-Fact

                                  EXHIBIT INDEX

         3.1      Articles of Incorporation**

         3.2      Bylaws**

         4.1 See exhibits 3.1 and 3.2 for provisions of Company's Articles of Incorporation and Bylaws Defining the Rights of Shareholders

         4.2      Form of Stock Certificate**

         5.1      Opinion of Nelson Mullins Riley & Scarborough, L.L.P.**

         10.1 Employment Agreement dated as of December 12, 1997 between the Company and Michael L. McPherson**

         10.2     Option to Purchase Property**

         10.3     Escrow Agreement between the Company and First Tennessee Bank+

         10.4     Line of Credit Note**

         10.5     Subscription Agreement*

         10.6 Agency Agreement dated February 6, 1998 between the Company and Attkisson, Carter & Akers**

         23.1     Consent of Accountants

         23.2 Consent of Nelson Mullins Riley & Scarborough, L.L.P. (filed as part of Exhibit 5.1)**

         24.1 Power of Attorney (part of signature page to Registration Statement)**


----------------

*Filed as Exhibit A to Part I
** Previously filed
+To be filed by amendment